                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                              TRUSTMARK CORPORATION
               (Exact name of Registrant as specified in charter)

              MISSISSIPPI                                    6712                               64-0471500
    (State or other jurisdiction of              (Primary Standard Industrial                (I.R.S. Employer
    incorporation or organization)               Classification Code Number)               Identification No.)

                             248 East Capitol Street
                                Jackson, MS 39201
                                 (601) 354-5111
                          (Address, including Zip Code,
                     and telephone, including area code, of
                    Registrant's principal executive offices)

                                 GERARD R. HOST
                              TRUSTMARK CORPORATION
                             248 East Capitol Street
                           Jackson, Mississippi 39201
                                 (601) 949-6651
                (Name, address, including Zip Code, and telephone
               number, including area code, of agent for service)

                          Copies of communications to:

                              ROBERT D. DRINKWATER
                     BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
                                P. O. Drawer 119
                        Jackson, Mississippi 39205 -0119
                                 (601) 948-3101
                                       and
                                 DON B. CANNADA
                    BUTLER SNOW O'MARA STEVENS & CANNADA PLLC
                                 P.O. Box 22567
                         Jackson, Mississippi 39225-2567
                                 (601) 948-5711

            Approximate date of commencement of proposed sale of the
             securities to the public: As soon as practicable after
                the effective date of this Registration Statement

                         CALCULATION OF REGISTRATION FEE

  TITLE PROPOSED
     OF EACH                                  MAXIMUM         PROPOSED
     CLASS OF                                 OFFERING        MAXIMUM
    SECURITIES             AMOUNT              PRICE         AGGREGATE          AMOUNT OF
       TO BE                TO BE               PER           OFFERING        REGISTRATION
    REGISTERED          REGISTERED (1)        UNIT (2)        PRICE (2)          FEE (2)
------------------      --------------        --------       ----------       ------------

Common Stock               1,125,000            $4.08        $4,597,000.00     $1,277.97

(1)      Maximum number of shares issuable in connection with the Merger.

(2)      Fee based on book value of Bottrell shares pursuant to Rule 457(f)(2).


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                                 PROXY STATEMENT
                                       OF
                            DAN BOTTRELL AGENCY, INC.
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON ____________, 1999

                                   PROSPECTUS
                                       OF
                              TRUSTMARK CORPORATION
                      Relating to up to 1,125,000 shares of
                                  COMMON STOCK

         The board of directors of Trustmark Corporation ("Trustmark") and Dan Bottrell Agency, Inc. ("Bottrell") have approved the acquisition of Bottrell by Trustmark through a merger (the "Merger") of Bottrell with Trustmark Insurance Agency, Inc. ("TIA"). Trustmark National Bank ("Trustmark Bank") is a wholly owned subsidiary of Trustmark. TIA is a wholly owned subsidiary of Trustmark Bank.

         If the Merger is completed, each share of Bottrell common stock will be converted into shares of the common stock of Trustmark, with cash being paid in lieu of fractional shares. The number of Trustmark shares into which each Bottrell share will be converted (the "Exchange Ratio") is calculated by dividing $18 million by the average price of Trustmark shares over a specified time period. This amount is then divided by the number of outstanding shares of Bottrell. See the heading, "The Merger - The Merger Agreement - The Exchange Ratio."

         The Merger cannot be completed unless the shareholders of Bottrell approve it. Bottrell has scheduled a special meeting of its shareholders (the "Bottrell Special Meeting") on _____________, 1999, ___ P.M. at 700 North State Street, Suite 400, Jackson, Mississippi 39202 to vote on the Merger.

         This Proxy Statement also constitutes the prospectus of Trustmark relating to the shares of Trustmark common stock to be issued to Bottrell's shareholders pursuant to the Merger. Trustmark's common shares trade on the NASDAQ National Market under the symbol "TRMK."

         Trustmark's shares are not deposits, savings accounts, or other obligations of a depository institution and, accordingly, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Trustmark's shares or passed upon the accuracy or adequacy of this Proxy Statement. Any representation to the contrary is a criminal offense.

                            ------------------------

         The date of this Proxy Statement is ______________, 1999.

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----

INFORMATION INCORPORATED BY REFERENCE ................................  v

SUMMARY ..............................................................  1
         THE PARTIES .................................................  1
         THE MERGER ..................................................  1
         ESCROW AGREEMENT ............................................  2
         THE BOTTRELL SPECIAL MEETING ................................  2
         VOTES REQUIRED; INTERESTS OF CERTAIN PERSONS ................  2
         BOTTRELL BOARD OF DIRECTORS' RECOMMENDATION .................  3
         EFFECTIVE DATE ..............................................  3
         FEDERAL INCOME TAX CONSEQUENCES .............................  3
         ACCOUNTING TREATMENT ........................................  3
         DISSENTERS' RIGHTS OF APPRAISAL .............................  3
         RESALES OF TRUSTMARK SHARES .................................  4
         REGULATORY AUTHORITY APPROVALS ..............................  4
         MARKETS AND MARKET PRICES ...................................  4
         EQUIVALENT PER SHARE DATA ...................................  4
         COMPARATIVE PER SHARE DATA ..................................  5

THE BOTTRELL SPECIAL MEETING .........................................  6
         GENERAL .....................................................  6
         SPECIAL MEETING; VOTING; PROXIES; REVOCATION ................  6
         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF .............  7
         SECURITIES OWNERSHIP OF MANAGEMENT ..........................  7

INTERESTS OF CERTAIN PERSONS .........................................  8

THE MERGER ...........................................................  9
         BACKGROUND OF THE MERGER ....................................  9
         BOTTRELL'S REASONS FOR EFFECTING THE MERGER .................  9
         TRUSTMARK'S REASONS FOR EFFECTING THE MERGER ................ 10
         THE MERGER AGREEMENT ........................................ 10
                  STRUCTURE OF THE TRANSACTION ....................... 10
                  THE EXCHANGE RATIO ................................. 10
                  REPRESENTATIONS, WARRANTIES AND COVENANTS .......... 11
                           Representations and Warranties ............ 11
                           Bottrell's Covenants ...................... 11
                           Trustmark's Covenants ..................... 13
                  SPECIAL AGREEMENTS ................................. 13
                           Dividends/Bonuses ......................... 13
                           Employee Benefits ......................... 14

                  THE ESCROW AGREEMENT ............................... 14
                  RECOMMENDATION OF BOTTRELL'S DIRECTORS ............. 16
                  SHAREHOLDERS'AGREEMENT ............................. 16
                  MERGER OF BOTTRELL SUBSIDIARY ...................... 17
                  INSURANCE COVERAGE ................................. 17
                  CONDITIONS TO CONSUMMATION OF THE MERGER ........... 17
                           Conditions to Trustmark's Obligations ..... 17
                           Conditions to Bottrell's Obligations ...... 18
                  TERMINATION ........................................ 19

TRUSTMARK CORPORATION, TRUSTMARK NATIONAL BANK AND
         TRUSTMARK INSURANCE AGENCY .................................. 20
         TRUSTMARK CORPORATION AND SUBSIDIARIES SELECTED
                  FINANCIAL DATA ..................................... 21

DAN BOTTRELL AGENCY, INC. ............................................ 22
         BUSINESS .................................................... 22
         PROPERTIES .................................................. 22
         LEGAL PROCEEDINGS ........................................... 22
         BOTTRELL SELECTED FINANCIAL DATA ............................ 23
         MARKET PRICES OF AND DIVIDENDS PAID ON BOTTRELL STOCK ....... 24
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS .......................... 24

PROCEDURE FOR EXCHANGE OF BOTTRELL STOCK CERTIFICATES ................ 26

RIGHTS OF DISSENTING SHAREHOLDERS .................................... 26

FEDERAL INCOME TAX CONSEQUENCES ...................................... 29

ACCOUNTING TREATMENT ................................................. 30

RESALES OF TRUSTMARK COMMON SHARES ................................... 31

REGULATORY AUTHORITY APPROVALS ....................................... 31

COMPARISON OF RIGHTS OF SHAREHOLDERS ................................. 31
         BOARD OF DIRECTORS; ELECTIONS ............................... 32
         INDEMNIFICATION ............................................. 32

LEGAL OPINIONS ....................................................... 33

EXPERTS .............................................................. 33

ANNEX A

     Merger Agreement and Escrow Agreement ........................... A-1

ANNEX B

     Article 13 of the Mississippi Business Corporation
          Act - Dissenters' Rights ................................... B-1

ANNEX C

     Bottrell Financial Statements ................................... C-1

                    INFORMATION INCORPORATED BY REFERENCE

         This Proxy Statement incorporates important business and financial information about Trustmark that is not included in or delivered with this document. This information includes the following: (i) Trustmark's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) Trustmark's Proxy Statement in connection with its 1998 Annual Shareholders' Meeting; (iii) Trustmark's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1998; and (iv) the description of Trustmark's common shares contained in the registration of those shares on Form 10 (SEC File No.0-3683) and all amendments thereto; and (v) all documents filed by Trustmark pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act subsequent to the date hereof and prior to the Bottrell Special Meeting.


         This information is available without charge upon written or oral request to Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi, 39201, Attn: Gerard R. Host, telephone number (601) 949-6651. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN _____________, 1999, WHICH IS FIVE BUSINESS DAYS BEFORE THE BOTTRELL SPECIAL MEETING.

                                     SUMMARY

         This summary highlights the information included in this Proxy Statement. To fully understand the Merger you should read the entire Proxy Statement and other documents referred to in this Proxy Statement before you decide how to vote.


THE PARTIES

         Trustmark Corporation, Trustmark National Bank, and Trustmark Insurance Agency, Inc.

         Trustmark, a Mississippi corporation, is a one-bank holding company which owns 100 percent of the outstanding shares of Trustmark Bank. Through Trustmark Bank, Trustmark conducts a general commercial banking and trust business. Trustmark's principal executive offices are located at 248 East Capitol Street, Jackson, Mississippi, 39201, Telephone Number (601) 354-5111. See the heading "Trustmark Corporation, Trustmark National Bank and Trustmark Insurance Agency, Inc."

         Trustmark Insurance Agency, Inc. ("TIA") is a Mississippi corporation which is a wholly owned subsidiary of Trustmark Bank. TIA was organized to engage in insurance agency activities.

         Dan Bottrell Agency, Inc.

         Bottrell is a Mississippi corporation engaged in the business of insurance sales and brokerage. Bottrell's principal executive offices are located at 700 North State Street, Suite 400, Jackson, Mississippi 39202, Telephone Number (601) 960-8200.


THE MERGER

         If the Merger is approved, Bottrell will be merged into TIA. Each outstanding share of the common stock of Bottrell will be converted into shares of Trustmark. The number of Trustmark shares which will be issued for each share of Bottrell (the "Exchange Ratio") will depend on the average closing bid/asked price of Trustmark's shares over the 15 consecutive trading days ending five trading days prior to the Bottrell Special Meeting (the "Average Trustmark Price").

         So long as the Average Trustmark Price is between $16 and $24, the Exchange Ratio will be fixed so that the Trustmark shares issued will have an aggregate average value of $18 million. For example, if the Average Trustmark Price is $16, each of the 28,010 Bottrell shares will be converted into 40.1642 Trustmark shares and if the Average Trustmark Price is $24, each of the 28,010 Bottrell shares will be converted into 26.7762 Trustmark shares.

         Since the Exchange Ratio is based on average prices prior to the Bottrell Special Meeting the actual market value of the Trustmark shares which will be issued at the time the Merger is consummated may be more or less than $18 million. See the heading "The Merger-The Merger Agreement."

         Any fractional Trustmark shares which would otherwise be issued as a result of the Merger will not be issued. Instead, cash will be paid to Bottrell shareholders in lieu of fractional Trustmark shares. See the heading, "The Merger-The Merger Agreement."


ESCROW AGREEMENT

         Each shareholder of Bottrell will be required to execute an Escrow Agreement. Under the terms of the Escrow Agreement, 20 percent of the Trustmark shares otherwise issuable in connection with the Merger will be held in escrow until December 31, 2001. These shares can be retained by Trustmark, in whole or in part, under certain circumstances. Those circumstances include: (1) Bottrell's failure to achieve certain performance thresholds for 1999, 2000 and 2001, (2) a material breach of any of Bottrell's representations and warranties in the Merger Agreement, or (3) if Delphi Information Systems ceases to support the Legacy Software System used by Bottrell prior to December 31, 2001. Additionally, a former Bottrell shareholder will forfeit his right to the escrowed shares if he ceases employment with TIA or is terminated by TIA for cause prior to December 31, 2001. See the heading, "The Merger-The Escrow Agreement."

THE BOTTRELL SPECIAL MEETING

         The Bottrell Special Meeting to consider and vote on the Merger will be held on _____________, 1999, at _____o'clock ____, local time, at Bottrell's offices located at 700 North State Street, Suite 400, Jackson, Mississippi 39202. Only Bottrell shareholders of record at the close of business on February 2, 1999 (the "Bottrell Record Date") will be entitled to notice of and to vote at the Bottrell Special Meeting. See the heading "The Bottrell Special Meeting."


VOTES REQUIRED; INTERESTS OF CERTAIN PERSONS

         Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of TIA and Bottrell. Trustmark Bank, which owns 100 percent of the TIA shares, intends to vote its shares in favor of the Merger.

         As of February 2, 1999, Bottrell's directors (consisting of Messrs. French, Veazey Bates, Ferris and Smith) owned 20,000 (71.4 percent) of the outstanding common shares of Bottrell. In the Merger Agreement, Bottrell's directors agreed to vote their shares in favor of the Merger.

         Following the Merger, Mr. French has agreed to serve as President of TIA for a compensation of $250,000 per annum.

BOTTRELL BOARD OF DIRECTORS' RECOMMENDATION

         The board of directors of Bottrell, which is soliciting proxies in connection with the Bottrell Special Meeting, unanimously voted to approve the Merger and recommends that Bottrell's shareholders vote FOR adoption of the Merger Agreement.

         The board of directors of Bottrell believes that the Merger Agreement is in the best interests of Bottrell's shareholders. Bottrell's board of directors considered, among other things, that the terms of the Merger will enable Bottrell's shareholders to convert their investment in Bottrell into a marketable, liquid investment in a more diversified public company at an attractive valuation of the Bottrell business and provide significant value to Bottrell's shareholders.


EFFECTIVE DATE

         The parties currently anticipate that the Merger will be completed prior to March 31, 1999. Either party may terminate the Merger if it is not completed by August 4, 1999. See the heading "Regulatory Authority Approvals."


FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, the Merger will constitute a "reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1986. Accordingly, Bottrell's shareholders, except for shareholders exercising dissenters' rights of appraisal and except with respect to cash received in lieu of fractional Trustmark shares, will not recognize gain or loss for federal income tax purposes upon the conversion of Bottrell common shares into Trustmark common shares. See the heading "Federal Income Tax Consequences."


ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" for financial reporting purposes. See the heading "Accounting Treatment."


DISSENTERS' RIGHTS OF APPRAISAL

         Bottrell's shareholders will have dissenters' rights of appraisal as a result of the Merger and will, accordingly, be entitled to be paid cash for the value of their Bottrell shares. See the heading "Rights of Dissenting Shareholders."

RESALES OF TRUSTMARK SHARES

         Except for Trustmark shares held by "affiliates" of Bottrell or Trustmark, the Trustmark shares received as a consequence of the Merger will be freely tradeable. Persons who are deemed affiliates of Bottrell can trade the Trustmark shares acquired in the Merger, but, for a period of one year following the Merger, must do so in "brokerage" transactions. See the heading "Resales of Trustmark Common Shares."


REGULATORY AUTHORITY APPROVALS

         The parties will require the approval of the Mississippi Department of Insurance for transfer of Bottrell's insurance license(s) to TIA. Bottrell and TIA expect that the Mississippi Department of Insurance will approve these transfers on a routine basis in the ordinary course of business. No other state or federal regulatory authorities are required to approve the Merger.


MARKETS AND MARKET PRICES

         Trustmark's common shares are included for quotation on the NASDAQ National Market System.

         There is no market for the outstanding common shares of Bottrell and no recent arm's length transactions which are indicative of the fair market value of Bottrell's shares. See the heading "Dan Bottrell Agency, Inc. Market Prices of and Dividends Paid on Bottrell Stock."


EQUIVALENT PER SHARE DATA

         The following table sets forth certain equivalent per share data concerning Bottrell's outstanding common shares. It computes the "value" of Bottrell's shares on December 7, 1998, (the day prior to the public announcement of the Merger) and on a recent date using the market value of Trustmark's shares on that date and the Exchange Ratio that would have been in effect at that market value. The actual Exchange Ratio will be based on the Average Trustmark Price, which is explained under the heading "The Merger - The Merger Agreement - The Exchange Ratio."

                                                                                     BOTTRELL'S EQUIVALENT
                  DATE                          TRUSTMARK MARKET PRICE                  PER SHARE VALUE
                  ----                          ----------------------                  ---------------

            December 7, 1998                        $       22.125                           $642.63

          ______________, 1999                      $_____________                           $642.63

COMPARATIVE PER SHARE DATA

     The following table presents certain data concerning net income per share, dividends per share and book value per share for Trustmark and Bottrell on a historical and pro forma basis.

     The pro forma data gives effect to the Merger accounted for as a purchase using an exchange ratio of 30.6013 Trustmark common shares, based on the closing market price of $21 per share on January 29, 1999, for each Bottrell common share. Equivalent pro forma per share amounts for Bottrell are calculated by multiplying the pro forma income per share, pro forma book value per share and pro forma dividends per share of Trustmark by an exchange ratio of 30.6013. This information is not necessarily indicative of the results of operations or combined financial condition that would have resulted if the Merger had been consummated at the beginning of the periods indicated.

                                                                 Nine Months Ended               Year Ended
                                                                   September 30,                December 31,
                                                              -------------------------     ---------------------
                                                                        1998                        1997
                                                              -------------------------     ---------------------

TRUSTMARK CORPORATION AND SUBSIDIARIES:
     Earnings Per Share (Basic):
          Historical                                                             $0.84                     $0.98
          Pro Forma                                                               0.84                      0.98

     Cash Dividends Per Share:
          Historical                                                              0.25                      0.29
          Pro Forma                                                               0.25                      0.29

     Book Value Per Share:
          Historical                                                              8.87                      8.16
          Pro Forma                                                               9.01                      8.31



THE DAN BOTTRELL AGENCY, INC.:
     Earnings Per Share (Basic):
          Historical                                                             27.67                     50.46
          Equivalent Pro Forma                                                   25.71                     29.99

     Cash Dividends Per Share:
          Historical                                                              0.00                      0.00
          Equivalent Pro Forma                                                    7.65                      8.87

     Book Value Per Share:
          Historical                                                            164.12                    138.74
          Equivalent Pro Forma                                                  275.72                    254.30

                          THE BOTTRELL SPECIAL MEETING


GENERAL

         This Proxy Statement provides the shareholders of Bottrell with important information regarding the Merger and solicits their proxies for use at the Bottrell Special Meeting being called to consider and vote on the Merger.

SPECIAL MEETING; VOTING; PROXIES; REVOCATION

         The Bottrell Special Meeting is scheduled for _____ o'clock __.m., local time, on ________, 1999, at Bottrell's offices located at 700 North State Street, Suite 400, Jackson, Mississippi 39202. Only shareholders of Bottrell on the Bottrell Record Date will be entitled to notice of and to vote at the Bottrell Special Meeting.

          On the Bottrell Record Date there were 28,010 shares of Bottrell common stock issued and outstanding. Each share is entitled to cast one vote on the Merger. Approval of the Merger Agreement requires the vote of the holders of a majority of the outstanding Bottrell common shares, or 14,006 shares. For purposes of voting on the Merger, abstentions and nonvotes have the same effect as "no" votes.

          Bottrell's directors, who own 20,000 shares (71.4 percent), have agreed to vote their shares in favor of the Merger.

         PLEASE FILL OUT AND MAIL THE ENCLOSED PROXY. If you properly execute a proxy and if it is received in time for the Bottrell Special Meeting the proxies will be voted in accordance with the choice specified. If you do not specify a choice, your shares will be voted FOR the Merger.

          Even if you give a proxy you have the power to revoke it before your shares are voted on the Merger. You may revoke your proxy by giving a later dated proxy, by submitting a written revocation to Bottrell's corporate secretary or by revoking the proxy in person at the Bottrell Special Meeting.

         Bottrell is paying a portion of the expenses incurred in connection with the preparation of this Proxy Statement. Representatives of Bottrell may solicit proxies by mail, personal contact, telephone, telegram or other form of communication. These persons will not receive any special or additional compensation for soliciting proxies. If any Bottrell shares are held by nominees, fiduciaries or other custodians, those persons will be asked to forward soliciting materials to the beneficial owners of shares, and Bottrell will pay such nominees, fiduciaries and other custodians their reasonable out-of-pocket expenses.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Bottrell has 28,010 shares of common stock outstanding, owned by 12 shareholders. The following is certain information about shares of persons beneficially owning more than five percent of Bottrell's outstanding shares.


                                                       AMOUNT AND NATURE
NAME AND ADDRESS OF                                            OF                     PERCENT
BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP           OF CLASS
-----------------------                               --------------------           --------

William E. French                                            12,000                    42.8
4328 Kings Court
Jackson, MS 39211

Jerry G. Veazey, Jr.                                         4,500                     16.1
400 W. Wycombe Place
Flowood, MS 39208

S. Lyle Bates, Jr.                                           2,500                      8.9
2377 Twin Lakes Circle
Jackson, MS 39211

Thomas Lee Joyner, III                                       2,000                      7.1
4239 Berlin Drive
Jackson, MS 39211

Eric H. Donahoe                                              2,000                      7.1
126 Sugaloch Cove
Jackson, MS 39211




SECURITIES OWNERSHIP OF MANAGEMENT

         The following is certain information about shares beneficially owned by Bottrell's directors and executive officers. Unless otherwise indicated, the named persons have sole voting and investment power with respect to these shares.

                                                            AMOUNT AND NATURE OF
                                                            BENEFICIAL OWNERSHIP
                 NAME AND ADDRESS                                OF BOTTRELL                     PERCENT
                OF BENEFICIAL OWNER                             COMMON STOCK                     OF CLASS
                -------------------                             ------------                     --------

William E. French
4328 Kings Court                                                   12,000                          42.8
Jackson, MS 39211

Jerry G. Veazey, Jr.                                                4,500                          16.1
400 W. Wycombe Place
Flowood, MS 39208

S. Lyle Bates, Jr.                                                  2,500                           8.9
2377 Twin Lakes Circle
Jackson, MS 39211

Douglas M. Ferris                                                   1,000                          3.6
1770 Douglas Drive
Jackson, MS 39211

J. Carlton Smith                                                      --                             --
2208 Meadowbrook Road
Jackson, MS 39211

All directors and executive officers as a                          20,000                          71.4
group



INTERESTS OF CERTAIN PERSONS

         Pursuant to the Merger Agreement, TIA has agreed to amend its bylaws to provide for the same indemnification as it made available to the officers and directors of Trustmark and Trustmark Bank under the bylaws of those corporations.

         Following the Merger, Mr. French has agreed to serve as President of TIA for a compensation of $250,000 per annum.

                                   THE MERGER


BACKGROUND OF THE MERGER

         William E. French, the President of Bottrell, initially contacted Trustmark during early 1998. In a meeting with Trustmark executive officers Richard G. Hickson and Harry M. Walker to discuss bank acquisitions of independent insurance agencies, Mr. French stated that Bottrell was open to an acquisition discussion. Several informal conversations followed over the next several months. In early September 1998, Mr. Hickson participated in a telephone conference with Messrs. French and Veazey to further discuss a potential acquisition.

         Formal discussions and negotiations followed. The parties reached an agreement in principle and signed a letter of intent on December 8, 1998. The parties issued a joint press release later that day. The parties then began formal negotiations of a definitive acquisition agreement.

         While these discussions were taking place, Trustmark conducted a detailed review of Bottrell's books and records. The Merger Agreement was approved by Bottrell's board of directors on January 28, 1999 and signed by Trustmark on February 4, 1999.


BOTTRELL'S REASONS FOR EFFECTING THE MERGER.

         In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interests of, Bottrell and its shareholders, Bottrell's board of directors considered a number of factors, including, without limitation, the following:

         (a) Bottrell's shares are not traded in any public market, and the Merger provides Bottrell's shareholders with the opportunity to convert their investment in Bottrell into a marketable, more liquid investment in a more diversified public company;

         (b) Trustmark is a well capitalized and well managed institution;

         (c) The Merger presents an attractive valuation of Bottrell's business;

         (d) The Merger generally will be a tax-free transaction to Bottrell and its shareholders; and

         (e) The Merger and the affiliation with Trustmark will provide enhanced opportunities for growth in Bottrell's business.

         The Bottrell board considered it a negative factor that certain shareholders and employees of Bottrell would be required, as a condition to the Merger, to enter into more restrictive confidentiality, noncompetition and nonsolicitation agreements. Although the board considered this to be an adverse factor, the board ultimately determined that the reasons favoring the Merger outweighed those against it.


TRUSTMARK'S REASONS FOR EFFECTING THE MERGER

         The acquisition of Bottrell furthers Trustmark's objective to become a diversified financial services organization. Trustmark views insurance products as a natural extension of its existing line of financial services.

         Trustmark believes the sale of commercial property and casualty insurance will complement its existing product line and will provide additional alternatives for its customers as well as additional revenues for the organization. Bottrell is a profitable and well respected agency and is well positioned to serve as the vehicle for developing Trustmark's commercial insurance business.


THE MERGER AGREEMENT


         STRUCTURE OF THE TRANSACTION

         If the Merger is approved, Bottrell will be merged into TIA, which is a subsidiary of Trustmark Bank. Following the Merger, Bottrell will cease to exist, and TIA will succeed to the business formerly conducted by Bottrell.


         THE EXCHANGE RATIO

         As a consequence of the Merger, each outstanding share of Bottrell will be converted into a number of shares of Trustmark equal to the Exchange Ratio. The Exchange Ratio is calculated by dividing $18 million by the Average Trustmark Price. This amount is then divided by the total number of Bottrell shares issued and outstanding. The Average Trustmark Price is the average closing bid/asked price of Trustmark shares as reported on the NASDAQ system for the 15 consecutive trading days preceding five days prior to the date of the Bottrell Special Meeting.

         The following chart illustrates the Exchange Ratio at various Average Trustmark Prices:

      AVERAGE TRUSTMARK                   TOTAL                       TRUSTMARK
            PRICE                     CONSIDERATION                 SHARES ISSUED                EXCHANGE RATIO
            -----                     -------------                 -------------                --------------

          $ 16.00                     $ 18,000,000                    1,125,000                      40.1642
            18.00                       18,000,000                    1,000,000                      35.7015
            20.00                       18,000,000                      900,000                      32.1314
            22.00                       18,000,000                      818,181                      29.2103
            24.00                       18,000,000                      750,000                      26.7762

         If the Average Trustmark Price is more than $24, the Exchange Ratio will be the Exchange Ratio that would have been in effect had the Average Trustmark Price been $24 per share. Conversely, if the Average Trustmark Price is less than $16, the Exchange Ratio will be the Exchange Ratio that would have been in effect had the Average Trustmark Price been $16 per share. However, if the Average Trustmark Price is greater than $24 or less than $16, either party has the right to terminate the Merger Agreement by doing so prior to 5:00 P.M. on the second trading day after the date upon which the Average Trustmark Price is determined.

         As a consequence of the foregoing limitation, Trustmark will not be required to issue more than 1,125,000 of its shares in connection with the Merger and Bottrell's shareholders will not be required to receive less than 750,000 shares in connection with the Merger, regardless of the Average Trustmark Price.

         The Exchange Ratio will be adjusted if the number of Trustmark's outstanding shares is changed due to any reclassification, recapitalization, stock split, stock dividend or similar transaction.

         Trustmark will not issue fractional shares in connection with the Merger. If you would otherwise have been entitled to receive a fractional share, you will receive cash in an amount equal to that fractional share multiplied by the Average Trustmark Price.


         REPRESENTATIONS, WARRANTIES AND COVENANTS

         Representations and Warranties

         Pursuant to Article 3 of the Merger Agreement, Bottrell made various representations and warranties concerning its corporate and capital structure, financial condition, liabilities, legal and regulatory compliance, litigation and related matters. Similar representations and warranties were made by Trustmark, Trustmark Bank and TIA in Article 4. The continued truth and accuracy of these representations and warranties are conditions precedent to consummation of the Merger.

          Additionally, as described more fully below under the heading "The Merger - Escrow Agreement," a material breach of any representation or warranty relating to Bottrell will entitle Trustmark to withhold a portion of the Trustmark shares held in escrow.

         Bottrell's Covenants

         In Article 6 of the Merger Agreement, Bottrell undertook certain obligations. These obligations include:

         (a) To call a meeting of its shareholders for the purpose of approving the Merger;

         (b) To allow Trustmark access to its records and properties;

         (c) Not to encourage or solicit any other "Acquisition Proposal" or to enter into any negotiations concerning, furnish any nonpublic information relating to Bottrell in connection with or agree to any Acquisition Proposal;

         (d) To operate its business in substantially the same manner as such business is currently being operated and to use its best efforts to maintain the goodwill of its customers and suppliers;

         (e) To use its reasonable best efforts to retain the services of its officers, employees and agents;

         (f) To maintain its properties in good repair and working order;

         (g) To duly and timely file all reports, returns and similar documents and, unless contesting same by appropriate proceedings, pay all taxes and assessments;

         (h) To notify Trustmark of any unusual or material problems or developments with respect to its business, financial condition, operations or assets;

         (i) Not to incur any material obligation except in the ordinary course of business and to consult with Trustmark prior to certain expenses;

         (j) Not to increase the compensation of any director, officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit-sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement;

         (k) Except as expressly permitted, not to pay any dividend or make any distribution;

         (l) Not to pledge or sell any of its assets other than in the ordinary course of business;

         (m) Not to make, advance, extend or renew any loan or extension of credit to any officer, director or employee; and

         (n) Not to issue or sell any capital stock or debt securities or authorize a stock split or dividend, or otherwise affect its capital structure.

         Trustmark's Covenants

         Trustmark, Trustmark Bank and TIA also undertook certain obligations in the Merger Agreement which include:

         (a) To cause the Merger Agreement to be approved by the board of directors of Trustmark and Trustmark Bank and the board of directors and shareholders of TIA;

         (b) To use their reasonable efforts to operate their businesses in substantially the same manner as currently being operated and to use their best efforts to maintain the goodwill of their depositors, customers and suppliers;

         (c) To duly and timely file all reports and returns and similar documents and, unless contesting same by appropriate proceedings, pay all taxes and assessments;

         (d) To notify Bottrell of any unusual or material problems or developments with respect to the business of either Trustmark or Trustmark Bank; and

         (e) Bottrell, Trustmark and Trustmark Bank are each obligated to use their best efforts to bring about the transactions contemplated by the Merger Agreement.


SPECIAL AGREEMENTS

         Article 5 of the Merger Agreement sets out certain additional obligations. These include:

         Dividends/Bonuses

         Pursuant to Sections 5.1 and 5.11 of the Merger Agreement, Bottrell is permitted to pay (1) bonuses and similar payments to employees in the amount by which Bottrell's tangible net worth exceeded $5,177,609 at December 31, 1998,
(2) if the Merger has not occurred by March 1, 1999, a dividend out of current operating profits of up to $57,300, and (3) if the Merger has not occurred by June 1, 1999, a dividend not to exceed $85,900 if Bottrell has earned $3,750,000 in net commission revenues from its operations through June 30, 1999. However, at the time the Merger is consummated, Bottrell must have a tangible net worth of at least $5,177,609 plus all earnings of Bottrell subsequent to January 1, 1999, less the dividends described above. Because of this limitation, Bottrell cannot be certain that the above-described dividends will be paid.

         Except for the foregoing, Bottrell is not allowed to declare or pay any cash or other dividends to its shareholders prior to consummation of the Merger.

         Employee Benefits

         Pursuant to Section 5.2 of the Merger Agreement, Trustmark stated its intention to continue the employment of the employees of Bottrell. However, like all other employees of Trustmark and its subsidiaries, Bottrell's employees are subject to salary review, reassignment and termination.

         Promptly following the Merger, TIA will make a one-time adjustment to the salaries of Bottrell's employees to compensate them for the cost of participating in the employee portion of Trustmark's standard medical, dental, life and long-term disability benefit programs.

         Pursuant to Section 5.3 of the Merger Agreement, after the Merger, the employees of Bottrell will be entitled to the same employee benefits as are presently being provided to employees of Trustmark Bank. Bottrell's existing money purchase pension plan will be terminated, and the participants will be entitled to elect to have their vested account balances (a) distributed, (b) rolled over to Trustmark's 401(k) plan, or (c) rolled over to an IRA. Bottrell's profit-sharing 401(k) plan will be merged into Trustmark's 401(k) plan. Bottrell's employees will be enrolled in Trustmark Bank's pension plan and will receive credit for years of service at Bottrell for purposes of eligibility and vesting (but not for benefit accrual) in Trustmark's pension plan.


THE ESCROW AGREEMENT

         At the time the Merger is consummated each Bottrell shareholder will be required to sign the Escrow Agreement. Under the Escrow Agreement, 20 percent of the Trustmark shares issuable in connection with the Merger will be held in escrow until December 31, 2001, and released on such date, in whole or in part, in accordance with the following terms and conditions:

         Each year, up to one-third (1/3) of the escrow shares will be deemed "vested" based on the ratio of TIA's net revenues (as defined below) arising out of the Bottrell division of TIA to the following performance thresholds: $7.5 million in calendar year 1999, $8.4 million in calendar year 2000 and $9.4 million in calendar year 2001. The net revenues considered for purposes of the Escrow Agreement include revenues from property, casualty, surety and, for so long as the Bottrell division of TIA is responsible for such personal lines of insurance, life and health insurance. If personal lines of insurance are removed from the Bottrell division of TIA, TIA and the former Bottrell shareholders have agreed to adjust the relevant performance thresholds accordingly.

         In the event that one hundred percent (100%) of the eligible escrow shares are not earned and vested in a particular calendar year, the shares which were not vested will become vested, in whole or in part, at the end of each of the next succeeding calendar years through 2001 by the percentage equal to (1) the amount of net revenues in each succeeding calendar year in excess of the performance threshold for such year, divided by (2) the shortfall in TIA's net revenues for the preceding year.

         For example, if TIA's net revenues are $7.0 million in year one, the vesting percentage is 7.0/7.5 (or 93.3333%) for year one. To earn any of the unvested escrow shares, TIA's net revenues for the second year would have to exceed $8.4 million. If TIA's net revenues for the second year of operations were $8.75 million, then 70 percent ($350,000/$500,000) of the unvested escrow shares would be earned and become vested, and the remaining unvested escrow shares could be earned and become vested in year three if the performance threshold for that year is exceeded.

         In the event that TIA's net revenues exceed the performance threshold for a particular calendar year, up to $500,000 of the excess is carried over and applied to the next succeeding year.

         As provided in the Merger Agreement, all representations, warranties and covenants by Bottrell survive the effective date of the Merger for two (2) years. In the event of a material breach by Bottrell of any representations, warranties or covenants contained in the Merger Agreement, the number of shares to which the Bottrell shareholders would otherwise be entitled at the end of the escrow period will be reduced. The reduction will be equal to the amount of damages resulting from such breach or breaches divided by the market price of a share of Trustmark stock on the effective date of the Merger, rounded up to the next higher whole number.

         Trustmark's right to recover for a breach of Bottrell's representations, warranties and covenants cannot exceed the value of the escrowed shares. Each Bottrell shareholder is responsible only for his prorata portion of those damages.

         For purposes of the Escrow Agreement, a breach of any representation, warranty, or covenant is "material" only if, separately or in the aggregate with any other such breach, does or could result in a cost, loss, detriment or obligation to TIA in excess of $50,000.

         If a claim is made for breach of any representation, warranty, or covenant, the Escrow Agreement will continue until the claim is finally resolved.

         If Delphi Information Systems, Inc. (a) announces that it will discontinue before December 31, 2001, or (b) actually discontinues before December 31, 2001 supporting the Delphi Legacy Software System presently used by Bottrell, the cost and expense of replacing, converting or upgrading the Delphi Legacy Software System shall be shared equally by TIA and the Bottrell shareholders; provided, however, the aggregate cost to all Bottrell shareholders shall not exceed $125,000.

         In the event this contingency becomes applicable, the number of shares that have vested, subject to the $125,000 ceiling, will be reduced based on the value of a share of Trustmark Corporation stock on the date of the Merger, rounded up to the next higher whole number, that represents one-half the value necessary to offset the cost and expense of replacing the Delphi Legacy Software System. Trustmark's right to recover for losses related to the Delphi Legacy Software System cannot exceed the value of the escrowed shares.

         If a shareholder (a) voluntarily terminates his employment with TIA, or
(b) is terminated by TIA for just cause during the term of the Escrow Agreement, then such terminated shareholder shall forfeit all vested and unvested escrow shares.

         If a former Bottrell shareholder dies or becomes disabled during the term of the Escrow Agreement, then upon the expiration of the Escrow Agreement, such disabled shareholder or the deceased shareholder's estate, as the case may be, shall be entitled to receive the number of escrow shares that vested during the escrow period, notwithstanding the death or disability of such shareholder, provided the shareholder was employed by TIA on the date of death or disability.

         TIA must provide the Bottrell shareholders with an annual written accounting of TIA's net revenues during the year and an itemized calculation of the number of escrow shares that vested during the preceding year. The final annual accounting must set forth the number of escrow shares, if any, that are to be returned to Trustmark.

         During the term of the Escrow Agreement the escrow shares will be deemed owned by the former Bottrell shareholders. The shareholder will be entitled to exercise all voting rights associated with the escrow shares and will receive all dividends payable thereon throughout the term of this Agreement.

         To secure Trustmark's rights to the escrow shares, each Bottrell shareholder is required to grant TIA a security interest in the escrow shares.

         If Trustmark or a majority of its outstanding shares or assets is acquired during the years 1999 or 2000 then the performance threshold for 2000 shall be adjusted to $8 million and the performance threshold for 2001 shall be adjusted to $9 million. If an acquisition occurs in 2001, the performance threshold for 2001 shall be adjusted to $9 million.


RECOMMENDATION OF BOTTRELL'S DIRECTORS

         Pursuant to Section 5.6 of the Merger Agreement, the board of directors of Bottrell agreed to recommend that the shareholders of Bottrell approve the Merger. However, the directors are not required to take any action which, in the opinion of Bottrell's counsel, would constitute a breach of the directors' fiduciary duties to Bottrell's shareholders. Each director also agreed to vote his Bottrell shares in favor of the Merger.


SHAREHOLDERS' AGREEMENT

         Pursuant to Section 5.8 of the Merger Agreement, prior to consummation of the Merger Bottrell agreed to cause Bottrell's existing Shareholders' Agreement to be cancelled.

MERGER OF BOTTRELL SUBSIDIARY

         Bottrell has a subsidiary, American Rural Housing Insurance Agency, Inc. ("ARH"). Prior to the Merger, Bottrell has agreed to merge ARH into Bottrell.

         ARH has a Stock Appreciation Plan. This plan will be terminated, and ARH will accrue all vested benefits on its books as of December 31, 1998 and pay out these accrued benefits prior to the Merger.


INSURANCE COVERAGE

         To provide insurance coverage to persons covered under Bottrell's existing directors' and officers' policy for claims related to acts and events which occurred prior to the Merger but which are asserted after the Merger, Trustmark has agreed to maintain directors' and officers' liability insurance for a period of three years after the Merger. TIA will also continue the errors and omissions insurance currently maintained by Bottrell, subject to the right to adjust coverages and limits in the future.


CONDITIONS TO CONSUMMATION OF THE MERGER

         Conditions to Trustmark's Obligations

         Pursuant to Article 8 of the Merger Agreement, Trustmark, Trustmark Bank and TIA are not required to consummate the Merger unless:

         (a) The representations and warranties of Bottrell remain true and correct and Bottrell complies with its covenants, agreements and undertakings in the Merger Agreement;

         (b) The parties receive any required regulatory and governmental authority approvals;

         (c) The Merger is approved by the board of directors and shareholders of Bottrell;

         (d) There has not occurred any material adverse change in the financial condition, tangible properties or prospects of Bottrell since the date of Trustmark's review of Bottrell's books and records;

         (e) Messrs. Armstrong, Bates, Dixon, Donahoe, Elliott, Ferris, French, Horner, Joyner, Parker, Smith, Veazey and Young must have entered into confidentiality, noncompetition and nonsolicitation agreements in the prescribed form;

         (f) Each of Bottrell's nonshareholder producers shall have entered into confidentiality, nonpiracy and nonsolicitation agreements in the prescribed form, and all other employees shall have entered into confidentiality agreements in the prescribed form;

         (g) Each Bottrell shareholder executes the Escrow Agreement;

         (h) Trustmark receives the opinion of Bottrell counsel required by the Merger Agreement;

         (i) Bottrell's tangible net worth is at least $5,177,609, plus all earnings subsequent to January 1, 1999, less the dividends permitted pursuant to
Section 5.1 of the Merger Agreement and Bottrell's reserves for losses is adequate;

         (j) Bottrell's employees named above continue to be employed by Bottrell; and

         (k) Bottrell has obtained the consents required under certain contracts to which it is a party.


         Conditions to Bottrell's Obligations

         Bottrell is not required to consummate the Merger unless:

         (a) The representations and warranties of Trustmark, Trustmark Bank and TIA are true and correct;

         (b) Trustmark, Trustmark Bank and TIA have complied with their covenants, agreements and undertakings in the Merger Agreement;

         (c) The parties have received all required regulatory and governmental authority approvals;

         (d) The Merger has been approved by the boards of directors of Trustmark and Trustmark Bank and the Directors and Shareholders of TIA;

         (e) There has been no material adverse change in the financial condition, tangible properties or prospects of Trustmark, Trustmark Bank or TIA subsequent to September 30, 1998;

         (f) TIA amends its bylaws to provide indemnification for TIA's officers and directors to the same extent provided to officers and directors of Trustmark and Trustmark Bank. Under Trustmark and Trustmark Bank's bylaws, certain persons, including directors, officers and employees may be indemnified against reasonable expenses incurred by them in connection with lawsuits and similar proceedings to which they are made parties by reason of their serving or having served in such capacities. These persons cannot be so indemnified if adjudged guilty of or liable for negligence or willful misconduct in the performance of their duties and in certain other circumstances; and

         (g) Bottrell receives the opinion of counsel to Trustmark required by the Merger Agreement including an opinion that the Merger will qualify as tax-free reorganization for federal income tax purposes.

         Except for the requirement for regulatory authority approvals, any of the conditions to closing can be waived by the parties; however, neither Trustmark nor Bottrell intends to waive the requirement that it receive an opinion of counsel that the Merger will qualify as a tax-free reorganization for federal income tax purposes.


TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to it being consummated without liability on the part of any party as follows:

         (a) By the mutual consents of the boards of directors of Bottrell and Trustmark;

         (b) By Trustmark, if a governmental authority shall, at any time, fail to approve the transactions contemplated by the Merger Agreement or shall have instituted and not dismissed court proceedings to restrain or prohibit such transactions and such court proceedings shall not have been resolved within one year of the date of the Merger Agreement;

         (c) By either party, if the Merger has not been consummated by August 4, 1999, without the fault of such party;

         (d) By Trustmark, if there shall have occurred a material adverse change in the financial condition or tangible properties of Bottrell subsequent to December 31, 1997 or the completion of Trustmark's review of Bottrell's books, records, assets and liabilities in December 1998;

         (e) By either Trustmark or Bottrell, if the shareholders of Bottrell fail to approve the Merger at the Bottrell Special Meeting;

         (f) By Trustmark, if there has been a material breach by Bottrell of any representation, warranty or obligation set forth in the Merger Agreement which has not been promptly cured after notice; or

         (g) By Bottrell, if there has been a material breach by Trustmark, Trustmark Bank or TIA of any representation, warranty or obligation set forth in the Merger Agreement which has not been promptly cured after notice.

               TRUSTMARK CORPORATION, TRUSTMARK NATIONAL BANK AND
                           TRUSTMARK INSURANCE AGENCY

         Trustmark is a one-bank holding company which owns 100 percent of the outstanding common shares of Trustmark Bank. The principal executive offices of Trustmark are located in the Trustmark National Bank Building, 248 East Capitol Street, Jackson, MS 39201, Telephone No. (601) 354-5111.

         Through Trustmark Bank, Trustmark conducts a full range of commercial banking and trust activities. If you would like a more complete description of the business of Trustmark, its historical financial condition and results of operations, its summary of quarterly results of operations, and its management's discussion and analysis of financial condition and results of operations, you should, among other things, review the following information all of which is incorporated by reference into this Proxy Statement: (i) Trustmark's annual report on Form 10-K for the year ended December 31, 1997, (ii) Trustmark's quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1998, (iii) Trustmark's proxy statement in connection with its 1998 annual shareholders' meeting, and (iv) the information contained in the registration of Trustmark's common shares filed under the Exchange Act, including any amendments or reports filed for the purpose of updating this information. Copies of any of these documents can be obtained from Trustmark by written or oral request directed to Trustmark Corporation, 248 East Capitol Street, Jackson, MS 39201, Attn: Gerard R. Host, phone number (601) 949-6651.

         In November 1998, Trustmark announced a stock repurchase program for up to 7.5 percent of its outstanding shares.

         In February 1999, Frank R. Day announced his retirement from his position as Chairman of Trustmark Bank.

         TIA was formed in May, 1997, as a subsidiary of Trustmark Bank to conduct insurance sales and brokerage. To date it has conducted limited activities. Following consummation of the Merger, the directors and officers of TIA will consist of the following persons. Directors: Richard G. Hickson, Chairman, William E. French, T. Harris Collier, III, Gerard R. Host, Harry M. Walker, Thomas W. Mullen and Jerry G. Veazey, Jr. Officers: William E. French, President; T. Harris Collier, III, Secretary, and Melinda Fortenberry, Treasurer. Trustmark anticipates that other TIA employees will serve as officers with titles to be designated following consummation of the Merger.

         On February 12, 1999, Trustmark was notified that Trustmark Insurance Company, an Illinois based insurance company, intended to assert the position that use of the name "Trustmark Insurance Agency" violated Trustmark Insurance Company's trademark and trade name rights. Trustmark is in the process of investigating this claim and is presently unable to predict the likely outcome of this dispute.

         TRUSTMARK CORPORATION AND SUBSIDIARIES SELECTED FINANCIAL DATA

     The following table presents, on a historical basis, selected consolidated financial data for Trustmark. This information is based upon the consolidated financial statements of Trustmark incorporated herein by reference. Results for the nine months ended September 30, 1998, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Trustmark, in the opinion of management of Trustmark, have been made. All information is in thousands except per share data.

                                          Nine months ended
                                           September 30,
                                             (unaudited)
                                      -------------------------
                                         1998           1997
                                      ----------     ----------

CONSOLIDATED STATEMENTS OF INCOME
     Total interest income             $ 309,605      $ 279,747
     Total interest expense              141,869        128,301
                                       ---------      ---------
     Net interest income                 167,736        151,446
     Provision for loan losses             5,188          3,278
     Noninterest income                   65,160         55,353
     Noninterest expense                 132,228        124,442
                                       ---------      ---------
     Income before income taxes           95,480         79,079
     Income taxes                         34,172         26,108
                                       ---------      ---------
          Net income                   $  61,308      $  52,971
                                       =========      =========

PER SHARE DATA
     Earnings per share
          Basic and diluted            $    0.84      $    0.73
                                       =========      =========


     Cash dividends per share          $    0.25      $    0.21
                                       =========      =========


                                                              Year Ended December 31,
                                      ----------------------------------------------------------------------
                                          1997           1996           1995          1994            1993
                                       ---------      ---------      ---------      ---------      ---------

CONSOLIDATED STATEMENTS OF INCOME
     Total interest income             $ 376,892      $ 358,063      $ 348,341      $ 315,449      $ 310,607
     Total interest expense              172,887        164,006        162,741        125,968        117,658
                                       ---------      ---------      ---------      ---------      ---------
     Net interest income                 204,005        194,057        185,600        189,481        192,949
     Provision for loan losses             4,682          5,783          2,439          2,786         18,596
     Noninterest income                   75,555         66,974         59,467         48,670         47,898
     Noninterest expense                 167,915        157,818        151,288        151,123        149,893
                                       ---------      ---------      ---------      ---------      ---------
     Income before income taxes          106,963         97,430         91,340         84,242         72,358
     Income taxes                         35,899         32,291         31,582         29,237         20,106
                                       ---------      ---------      ---------      ---------      ---------
          Net income                   $  71,064      $  65,139      $  59,758      $  55,005      $  52,252
                                       =========      =========      =========      =========      =========

PER SHARE DATA
     Earnings per share
          Basic and diluted            $    0.98      $    0.93      $    0.86      $    0.79      $    0.78
                                       =========      =========      =========      =========      =========


     Cash dividends per share          $    0.29      $    0.25      $    0.22      $    0.21      $    0.19
                                       =========      =========      =========      =========      =========


                                            September 30,
                                             (unaudited)
                                   -------------------------------
CONSOLIDATED BALANCE SHEETS            1998              1997
                                   -------------    --------------

 Total assets                       $ 6,232,676      $ 5,371,852
 Securities                           1,879,602        2,017,475
 Loans                                3,579,321        2,848,772
 Deposits                             3,881,896        3,723,578


                                                                     December 31,
                                   --------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS            1997             1996             1995            1994             1993
                                   ------------     ------------     ------------     ------------     ------------

 Total assets                       $ 5,545,158      $ 5,193,684      $ 4,992,592      $ 4,763,365      $ 4,708,206
 Securities                           2,007,399        1,953,202        1,842,325        1,862,351        1,980,566
 Loans                                2,983,655        2,634,573        2,572,091        2,347,565        2,231,018
 Deposits                             3,818,949        3,597,436        3,530,045        3,449,229        3,428,781

                            DAN BOTTRELL AGENCY, INC.


BUSINESS

         Bottrell is a closely held Mississippi corporation operating as an independent insurance agency. Bottrell commenced operations in 1936 and was incorporated in 1970. Although Bottrell offers surety bonds, commercial, personal and employee benefits insurance products to customers throughout the Southeastern United States, its customer base is concentrated primarily in Mississippi. All of Bottrell's outstanding shares are held by twelve persons who are active in the business. As of December 31, 1998, Bottrell had approximately 41 full time employees and 2 part time employees.

         Bottrell's gross written premiums were $45 million in 1997 and $43 million in 1998. Gross revenue was $8.1 million in 1997 and $8.15 million in 1998.

         Bottrell's management believes that its revenues rank among the top 200 independently owned agencies in the United States.

         American Rural Housing Insurance Agency, Inc. ("ARH"), Bottrell's wholly owned subsidiary, operates as a Florida insurance agency located at 1031 West Morse Boulevard, Suite 300, Winter Park, Florida 32789. ARH is a specialty insurance operation concentrating primarily on FmHA 515 properties on a nationwide basis.


PROPERTIES

         Bottrell leases its offices in Jackson, Mississippi, and ARH leases its offices in Winter Park, Florida. Bottrell's management believes these facilities are adequate for its operations.

         Applicable banking laws and regulations may require Bottrell to relocate its offices to a smaller municipality in the Metropolitan Jackson, Mississippi area.


LEGAL PROCEEDINGS

         Bottrell's management is not aware of any legal proceedings currently pending or threatened which, in its opinion, would have a material adverse effect on Bottrell's business or financial condition.

                        BOTTRELL SELECTED FINANCIAL DATA

     The following table presents, on a historical basis, selected consolidated financial data for Bottrell. This information is based upon the consolidated financial statements of Bottrell. Results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Bottrell, in the opinion of management of Bottrell, have been made. All information is in thousands except per share data.

                                               Nine months ended
                                                September 30,
                                                 (unaudited)
                                        -------------------------
                                           1998            1997
                                        ---------       ---------
CONSOLIDATED STATEMENTS OF EARNINGS
     Net revenues                        $   6,054      $   6,411
     Earnings before income taxes            1,269          2,065


PER SHARE DATA
     Net earnings per share
          Basic                          $   27.67      $   47.94
                                         =========      =========

          Diluted                        $   27.67      $   46.27
                                         =========      =========


                                                               Year Ended December 31,
                                         ---------------------------------------------------------------------
                                            1997          1996            1995          1994            1993
                                         ---------     ----------     ----------     ----------     ----------

CONSOLIDATED STATEMENTS OF EARNINGS
     Net revenues                        $   8,104      $   7,422      $   6,733      $   5,822      $   4,932
     Earnings before income taxes            2,209          1,665          1,499          1,041            802


PER SHARE DATA
     Net earnings per share
          Basic                          $   50.46      $   38.40      $   35.13      $   32.05      $   20.69
                                         =========     ==========     ==========     ==========     ==========

          Diluted                        $   48.71      $   37.20      $   33.91      $   30.56      $   19.82
                                         =========     ==========     ==========     ==========     ==========


                                                 September 30,
                                                  (unaudited)
                                             -----------------------
CONSOLIDATED BALANCE SHEETS                    1998          1997
                                             ---------     ---------

     Total assets                            $ 10,301      $ 10,425
     Long term debt                                --            11
     Net stockholders' equity (deficit)         4,597         3,602


                                                                        December 31,
                                             ------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS                     1997          1996          1995          1994          1993
                                             ---------     ---------     ---------     ---------     ----------

      Total assets                            $  8,692      $  7,155      $  6,680      $  5,390      $  4,535
      Long term debt                                --           166           522           944         1,439
      Net stockholders' equity (deficit)         3,886         2,377         1,253           269          (863)

MARKET PRICES OF AND DIVIDENDS PAID ON BOTTRELL STOCK

         There are 28,010 shares of Bottrell common stock issued and outstanding held by 12 shareholders. There is no market for these shares, and there have been no recent arm's length sales of Bottrell shares which would provide a reliable indication of the value of Bottrell or its shares. Bottrell's Shareholders' Agreement requires the purchase of a shareholder's shares upon death, retirement, and in certain other circumstances. At December 31, 1998, the purchase price at death or retirement under the Shareholders' Agreement was $464.43 per share.

         Bottrell has paid no dividends on its shares during the last five years.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         The following discussion and analysis of the financial condition and results of operations of Bottrell should be read in conjunction with the consolidated financial statements, accompanying footnotes and other supplemental financial information appearing as Annex C to this Proxy Statement.

1997 compared with 1996

Financial Condition

         Total assets increased $1.53 million or 22% from December 31, 1996 to December 31, 1997. Cash and cash equivalents increased $1.26 million from 1996 to 1997 due to Bottrell's reinvestment of net earnings into continuing operations. Trade account receivables remained stable from December 31, 1996 to December 31, 1997, at approximately $3.2 million. This correlates with Bottrell's stable gross written premiums from 1996 to 1997. Total investments increased by $291 thousand, from $633 thousand at December 31, 1996 to $924 thousand at December 31, 1997, due to an appreciation in fair value of corporate stock available for sale of $157 thousand and an increase in cash surrender value of life insurance of $134 thousand.

         Total liabilities were flat at approximately $4.8 million from December 31, 1996 to December 31, 1997 although current liabilities increased by $194 thousand. The increase in current liabilities was primarily in accounts payable to insurance companies and is a result of the timing of payments to insurance companies.

         Net stockholders' equity increased $1.51 million or 63% due to Bottrell's reinvestment of net earnings of $1.36 million into continuing operations and unrealized gains on corporate stock available for sale, net of deferred taxes, of $97 thousand.

Results of Operations

         Bottrell's net income for the year ended December 31, 1997 increased $348 thousand to $1.36 million in 1997 from $1.01 million in 1996. Insurance commission income increased by $656 thousand to $7.92 million during 1997 from $7.26 million in 1996 primarily due to a $ 612 thousand increase in new commercial sales and renewal premium increases and a $44 thousand increase in contingency revenues received in 1997. Contingency revenues are paid to Bottrell by certain insurance companies when Bottrell meets premiums written and loss ratio targets established by those companies. The increase in revenue was offset somewhat by an increase in selling, general and administrative expenses of $138 thousand, or 2.4%, from 1996 to 1997 and an increase in income tax expense of $196 thousand.

Funding Source

         Premiums written by Bottrell are handled two ways. Certain premiums are billed directly to the insured by the insurance company ("Direct Bill"). Direct Bill commissions are then remitted monthly from the insurance company to Bottrell. All other premiums (other than Direct Bill) are billed to the insured through Bottrell ("Bottrell Bill"). Bottrell pays the insurance company net premiums, retaining a percentage of the gross premiums as commission. During 1998, 31.3 % or $2.15 million was Direct Bill. The remaining 68.7% or $4.72 million of total gross written premiums was Bottrell Bill.

September 30, 1998 compared with December 31, 1997

Financial Condition

         Total assets increased $1.61 million to $10.30 million at September 30, 1998 from $8.69 million at December 31, 1997. Cash and cash equivalents increased $1.26 million primarily due to the reinvestment of earnings in continuing operations of Bottrell but also due to the higher premium volume during the summer and fall months. Trade accounts receivable increased $612 thousand to $3.78 million at September 30, 1998 also due to the higher premium volume during the summer and fall months. Total investments decreased slightly to $888 thousand at September 30, 1998 from $924 thousand at December 31, 1997 due to $103 thousand unrealized loss on corporate stock held for sale net of a $67 thousand increase in cash surrender value of life insurance.

         Liabilities increased $898 thousand to $5.70 million at September 30, 1998 from $4.81 million at December 31, 1997. Accounts payable to insurance companies increased $436 from December 31, 1997 to September 30, 1998 also due to the higher premium volume during the summer and fall months. Accrued expenses increased $628 thousand due to accruals for production and performance bonuses and profit sharing contributions which are generally paid out before the end of the year. Current installments of long-term debt decreased by $166 thousand as debt payments were made during 1998.

         Net stockholders' equity increased $711 thousand or 18% from December 31, 1997 to $4.60 million at September 30, 1998 primarily due to the reinvestment of earnings of $775 thousand in continuing operations of Bottrell. Such increase was offset slightly by unrealized losses on corporate stock available for sale, net of deferred taxes, of $76 thousand.

September 30, 1998 compared with September 30, 1997.

Results of Operations

         Bottrell's net income for the nine months ended September 30, 1998 decreased $518 thousand to $775 thousand compared with $1.29 million for the nine months ended September 30, 1997. Insurance commission income decreased $430 thousand to $5.88 million for the nine months ended September 30, 1998 due to the fact that two of Bottrell's largest customers were acquired during 1998 and due to a $129 thousand decrease in contingency revenues received in 1998 compared with 1997. Contingency revenues are paid to Bottrell by certain insurance companies when Bottrell meets premiums written and loss ratio targets established by those companies. Selling, general and administrative expenses increased $440 thousand, or 10.1%, for the nine months ended September 30, 1998 compared to the same period in 1997 due primarily to an increase in compensation and benefits expenses of $348 thousand or 10.1% for that same period. Compensation and benefits expense increased as a result of increases in accruals made for expected production and performance bonuses and profit sharing contributions for 1998. Net interest income increased by $61 thousand or 58% for the nine months ended September 30, 1998 compared to the same period in 1997 due to the significant reduction of debt during 1998. Income tax expense decreased by $278 thousand for the first nine months of 1998 compared to the same period in 1997 due to lower pre-tax earnings.


              PROCEDURE FOR EXCHANGE OF BOTTRELL STOCK CERTIFICATES

         Promptly after the Merger is accomplished, Trustmark will send you instructions on how to exchange your Bottrell shares for Trustmark shares. DO NOT SEND IN YOUR BOTTRELL STOCK CERTIFICATES UNTIL YOU RECEIVE THESE INSTRUCTIONS.

         If your Bottrell stock certificates have been lost or destroyed you will be required to provide Trustmark with an affidavit certifying such loss or destruction and an indemnity bond (such as a lost or stolen securities bond) to protect Trustmark from the risk that the purportedly lost or destroyed certificates have been validly transferred to a third party.

         Until you surrender your certificates or provide an indemnity bond you will not receive any cash due you for fractional shares or be issued the Trustmark shares to which you are entitled. You will also not receive any dividends or other distributions with respect to the Trustmark shares to which you are entitled. The shares and the amounts due you will be sent to you, without interest, once you have submitted your shares or the required indemnity bond.

RIGHTS OF DISSENTING SHAREHOLDERS

         Under the Mississippi Business Corporation Act ("MBCA"), any Bottrell shareholder who is dissatisfied with the terms of the Merger has the right to dissent from the Merger and be paid the "fair value" of his Bottrell shares.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by reference to Article 13 of the MBCA which is reprinted as Annex B hereto.

         If you wish to exercise dissenters rights' of appraisal ("Appraisal Rights"), you must carefully follow the requirement of the MBCA. If you wish to dissent from the proposed Merger, we urge you to consult with your counsel.

         Pursuant to the MBCA Section 13.21(a), in order to be eligible to exercise Appraisal Rights, you must (i) give notice in writing to TIA prior to the vote on the Merger that you intend to demand payment for your Bottrell shares, and (ii) not vote your Bottrell shares in favor of the Merger.

         If the Merger is approved at the Bottrell Special Meeting, TIA must deliver a written notice (the "Dissenters' Notice") to all Bottrell shareholders who satisfied the requirements referred to in the immediately preceding paragraph. This notice must (i) state where the payment demand ("Payment Demand") described in the next paragraph must be sent and where and when Bottrell stock certificates must be deposited, (ii) inform holders of any uncertificated Bottrell shares to what extent transfer of those shares will be restricted after the Payment Demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to the news media or to Bottrell's shareholders of the terms of the proposed Merger and requires that any shareholder asserting Appraisal Rights certify whether he or she acquired beneficial ownership of the Bottrell shares before that date, (iv) set a date by which TIA must receive the Payment Demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered, and (v) be accompanied by a copy of Article 13 of the MBCA.

         If you are sent a Dissenters' Notice you must ( pursuant to MBCA
Section 13.23) demand payment, certify that you acquired beneficial ownership of the Bottrell shares before the date required to be set forth in the Dissenters' Notice, and deposit your certificates in accordance with the terms of the Dissenters' Notice.

         If you demand payment and deposit your Bottrell shares in accordance with the immediately preceding paragraph, you still retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger or the taking of any other proposed corporate action.

         If you do not demand payment or deposit your Bottrell stock certificates where required, in each case by the date set forth in the Dissenters' Notice, you will not be entitled to payment (under MBCA Article 13) for your Bottrell shares.

         Pursuant to MBCA Section 13.25, as soon as the Merger is effective, if you have properly made a Payment Demand and otherwise complied with your obligations under the MBCA, TIA is required to pay you the amount TIA estimates to be the fair value of your Bottrell shares, plus accrued interest. This payment must be accompanied by (i) Bottrell's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for the year, and Bottrell's latest available interim financial statements, if any; (ii) a statement of TIA's estimate of the fair value of the Bottrell shares; (iii) an explanation of how the interest was calculated; (iv) a statement of your right to demand payment under MBCA Section 13.28; and (v) a copy of Article 13 of the MBCA.

         Pursuant to MBCA Section 13.27, TIA may elect to withhold payment from you if you were not the beneficial owner of the Bottrell shares on the date set forth in the Dissenters' Notice as the date of the first announcement to the news media or to the Bottrell shareholders of the terms of the proposed Merger.

         To the extent TIA elects to withhold payment as described in the immediately preceding paragraph, after consummation of the Merger, TIA shall estimate the fair value of the Bottrell shares, plus accrued interest, and shall pay this amount to you if you agree to accept this amount in full satisfaction of your demand. TIA must send with this offer a statement of TIA's estimate of the fair value of the Bottrell shares, an explanation of how the interest was calculated and a statement of your right to demand payment pursuant to MBCA
Section 13.28.

         Pursuant to MBCA Section 13.28, you may notify TIA in writing of your estimate of the fair value of your Bottrell shares and the amount of interest due, and demand payment of such estimate (less any payments previously made) or reject TIA's offer under MBCA Section 13.27 and demand payment of the fair value of such shares and interest due, if: (i) you believe that the amount paid under MBCA Section 13.25 or offered under MBCA Section 13.27 is less than the fair value of your shares or that the interest due is incorrectly calculated; (ii) TIA fails to make payment under MBCA Section 13.25 within 60 days after the date set for demanding payment; or (iii) TIA, having failed to take the proposed corporate action, does not return your Bottrell stock certificates within 60 days after the date set for demanding payment.

         You will waive the right to demand payment under MBCA Section 13.28 unless you notify TIA of such demand in writing within 30 days after TIA makes or offers payment for your Bottrell shares.

         Pursuant to MBCA Section 13.30, if a demand for payment under MBCA
Section 13.28 remains unsettled, TIA must commence a proceeding within 60 days after receiving the Payment Demand and petition the court to determine the fair value of your Bottrell shares and accrued interest. If TIA does not commence this proceeding within this 60 day period, TIA must pay you the amount demanded.

         TIA must commence this proceeding in the chancery court of Hinds County, Mississippi (the "Chancery Court"). TIA must make all dissenting Bottrell shareholders whose demands remained unsettled parties to the proceeding and all parties must be served with a copy of the petition. The Chancery Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. You are entitled to the same discovery rights as parties to other civil litigation.

         If you are a party to this proceeding, you are entitled to judgment (i) for the amount, if any, by which the Chancery Court finds the fair value of your Bottrell shares, plus interest, exceeds the amount paid by TIA, or (ii) for the fair value, plus accrued interest, of your after-acquired shares for which TIA elected to withhold payment under MBCA Section 13.27.

         Pursuant to MBCA Section 13.31, the court in an appraisal proceeding shall determine all costs of the proceeding including the reasonable compensation and expense of appraisers appointed by the court. The court shall assess these costs against TIA, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent the court finds the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

         The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (i) against TIA and in favor of any and all dissenting shareholders if the court finds that TIA did not substantially comply with the requirements of MBCA Sections 13.20 through 13.28, or (ii) against either TIA or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 13 of the MBCA.

         If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against TIA, the Court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefitted.

         Failure to follow the steps required by the MBCA for perfecting appraisal rights may result in the loss of such rights in which event you will be entitled to receive the consideration receivable with respect to your Bottrell shares in accordance with the Merger Agreement.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following federal income tax discussion addresses certain of the important federal income tax consequences of the Merger. This discussion does not necessarily address all aspects of federal income taxation that may be applicable to you and does not address the effect of any applicable state, local or foreign tax laws.

         You are urged to consult your own tax advisor as to the particular tax consequences of the Merger to you.

         The following discussion is based on the Internal Revenue Code of 1986, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practices, and judicial precedent. All of these are subject to change. If any change occurs, it may be retroactive and could alter the tax consequences of the Merger.

         The discussion is also based on certain factual representations of Bottrell, its shareholders, Trustmark, Trustmark Bank and TIA. If any of these representations are inaccurate, the tax consequences of the Merger could differ from those described below.

         The Merger Agreement provides that as a condition to Trustmark's obligation to consummate the Merger it must be satisfied that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code. Bottrell's obligation to consummate the Merger is conditional upon it receiving the opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, to that effect.

         The substance of Brunini, Grantham, Grower & Hewes' opinion is that:
(i) no gain or loss will be recognized by Bottrell's shareholders upon the receipt of Trustmark common shares in exchange for their Bottrell shares in connection with the Merger (except as discussed below with respect to the cash received in lieu of fractional shares), (ii) the tax basis of the Trustmark shares to be received by Bottrell's shareholders in connection with the Merger shall be the same as the basis in the Bottrell shares surrendered in exchange for the Trustmark shares (reduced by the amount of cash received and increased by the amount of cash received treated as a dividend), (iii) the holding period of the Trustmark shares to be received by Bottrell's shareholders in connection with the Merger will include the holding period of the Bottrell shares surrendered in exchange therefor (provided that the Bottrell shares are held as a capital asset), (iv) the payment of cash in lieu of fractional Trustmark shares in connection with the Merger will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Trustmark (with cash payments being treated as distributions in full payment in exchange for the shares redeemed, subject to the provisions of Section 302 of the Internal Revenue Code), and (v) the cash received by Bottrell's shareholders exercising dissenters' rights of appraisal will be treated as having been received by such shareholders as a distribution in redemption of such shareholder's stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

         Bottrell does not intend to waive receipt of a favorable tax opinion as a condition to its obligation to consummate the Merger.

                              ACCOUNTING TREATMENT

         Trustmark will account for the Merger under the purchase method of accounting. Under this method, the total value of the consideration being given to Bottrell's shareholders will be allocated to Bottrell's assets and liabilities based upon their estimated fair values, and the results of operations of Bottrell will be included in the results of operations of Trustmark only for periods subsequent to the Merger.

                       RESALES OF TRUSTMARK COMMON SHARES

         The Trustmark common shares to be issued to Bottrell shareholders in connection with the Merger have been registered under the Securities Act of 1933. Nevertheless, there are certain restrictions on resales of Bottrell shares by persons who are "affiliates" of Bottrell.

         Persons who may be deemed affiliates of Bottrell generally include individuals or entities that control, are controlled by or are under common control with Bottrell. These include certain officers, directors and principal shareholders of Bottrell. In general, for a period of one year following the Merger, persons who were affiliates of Bottrell at the time the Merger was voted on and who do not become affiliates of Trustmark may trade the Trustmark shares acquired in the Merger; however, during any three-month period these persons cannot sell more than one percent of the number of Trustmark shares outstanding and must make all sales in "brokerage" transactions. After this one-year period, these persons may generally trade the Trustmark shares acquired in the Merger without limitation.

         One percent of Trustmark's outstanding shares will be approximately 730,000 shares following the Merger. For this reason, the foregoing limitation on the quantity of shares which may be sold by affiliates should have no practical effect.

         Trustmark common shares issued pursuant to the Merger to persons who are not affiliates of Bottrell should be freely tradeable without restriction.


                         REGULATORY AUTHORITY APPROVALS

         The parties are required to obtain the approval of the Mississippi Department of Insurance for transfer of Bottrell's insurance licenses to TIA. Trustmark and Bottrell anticipate that this approval will be granted as a routine matter in the ordinary course of business. Except for this approval, consummation of the Merger does not require the approval or acquiescence of any regulatory authority.


                      COMPARISON OF RIGHTS OF SHAREHOLDERS

         Both Bottrell and Trustmark are Mississippi corporations subject to the MBCA. The rights of shareholders of both entities are governed by these laws and their articles of incorporation and bylaws.

         Bottrell's shareholders have signed a Shareholders' Agreement which, among other things, (a) gives Bottrell and its shareholders a right of first refusal to purchase any shares proposed to be transferred, (b) grants Bottrell and its shareholders the option to purchase the shares of an employee whose employment is voluntarily or involuntarily terminated, (c) requires Bottrell to purchase the shares of a deceased shareholder and grants the remaining shareholders the option to purchase any shares of a deceased shareholder not purchased by Bottrell, (d) grants

Bottrell and its shareholders the option to purchase the shares of a shareholder who becomes disabled, and (e) requires Bottrell to purchase the shares of a shareholder reaching age 65.

         Under the Shareholders' Agreement, if a shareholder had reached age 65 or died on December 31, 1998, the purchase price per share would have been $464.43 per share.

         Pursuant to Article XI of the Shareholders' Agreement, upon the death of a shareholder, his estate or surviving spouse is entitled to be paid his salary for the month of his death and for two additional months.

         The Shareholders' Agreement will be terminated effective with the consummation of the Merger.

         The following is a summary of the material differences in the rights of shareholders of Bottrell and Trustmark under their articles of incorporation and bylaws.


BOARD OF DIRECTORS; ELECTIONS

         Bottrell's bylaws provide for a board of directors of two to seven persons which are elected annually at the annual meeting of shareholders for one year terms. Vacancies are filled by the shareholders; however, until the shareholders fill the vacancy, the vacancy may be filled by the remaining directors. The number of directors may be established from time to time by the shareholders.

         Trustmark's bylaws provide for a board of directors of five to twenty-six members fixed by board or shareholder resolution. Directors hold office for one-year terms. Vacancies in the board may be filled by the remaining directors.


INDEMNIFICATION

         The MBCA provides for mandatory indemnification of directors and officers in certain circumstances.

         Subject to certain limitations, Bottrell's bylaws provide for mandatory indemnification of directors and/or officers.

         Trustmark's bylaws provide for permissive indemnification of directors and officers, but prohibit indemnification if the director or officer has been guilty of negligence or willful misconduct or in connection with an administrative proceeding or action instituted by an appropriate bank regulatory authority if the action or proceeding results in a final order assessing civil monetary penalties or requiring payments to Trustmark.

         Except as described above, since Bottrell and Trustmark are both Mississippi corporations governed by the MBCA, the rights of their shareholders are similar on most matters including, but not limited to, voting, dividends, extraordinary corporate actions, meetings and shareholder rights.

                                 LEGAL OPINIONS

         The validity of the Trustmark common shares to be issued in connection with the Merger will be passed upon by Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark. Brunini, Grantham, Grower & Hewes, PLLC will also issue the opinion on behalf of Trustmark required by the Merger Agreement and an opinion on the tax aspects of the Merger. Brunini, Grantham, Grower & Hewes, PLLC, its pension plan and its current and former members have a substantial direct and indirect stock ownership interest in Trustmark.


                                     EXPERTS

         The consolidated financial statements of Trustmark and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this Proxy Statement and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements of Bottrell as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been included in this Proxy Statement and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                     ANNEX A

                      Merger Agreement and Escrow Agreement

                                MERGER AGREEMENT

         This Merger Agreement ("Agreement") is executed as of the ___ day of February, 1999, between and among TRUSTMARK CORPORATION, a Mississippi corporation ("Trustmark"), TRUSTMARK NATIONAL BANK, a national banking association ("Trustmark Bank"), Trustmark Insurance Agency, Inc., a Mississippi corporation ("TIA") (Trustmark, Trustmark Bank and TIA are hereinafter sometimes collectively referred to as "Buyers") and DAN BOTTRELL AGENCY, INC., a Mississippi corporation ("Company") (Company is hereinafter sometimes referred to as "Seller").

         The parties desire to merge the Company with and into TIA, with TIA as the surviving corporation.

         NOW, THEREFORE, for the considerations and mutual covenants and conditions contained in this Agreement, Buyers and Seller do hereby agree as follows:

         1. THE MERGER.

         Pursuant to this Agreement and the Plan and Agreement of Merger attached as Exhibit "A", Company shall be merged with and into TIA (the "Merger"). As a result of and as a part of the Merger, on the effective date of the Merger ("Effective Time of the Merger"), each of the issued and outstanding shares of common stock of the Company, shall, subject to the adjustments provided for in Sections 2.2 and 2.3 of this Agreement, be converted into newly issued shares of the common stock of Trustmark on the basis described in Section 2 herein.

         As a consequence of the Merger, all assets of Company as they exist at the Effective Time of the Merger, shall pass to and vest in TIA without any conveyance or other transfer, and TIA shall be responsible for all of the liabilities of every kind and description of Company as of the Effective Time of the Merger.

         2. CONVERSION OF COMPANY COMMON STOCK.

         2.1 Conversion of Shares. Subject to Sections 2.2, 2.3, 2.4 and 2.5 of this Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of holders of any Company shares, each outstanding common share of the Company shall be converted into a number of shares of Trustmark common stock equal to the "Exchange Ratio". The "Exchange Ratio" shall be equal to the quotient of $18,000,000 divided by the average closing bid/asked market price ("Average Trustmark Price") (computed on the basis of the last trade of the day) of Trustmark shares as reported in the National Association of Securities' Dealers Automated Quotation System for National Market Issues for the fifteen consecutive Trading Days preceding five
(5) Trading Days prior to the date of the Company's special shareholders' meeting called to consider and vote upon the Merger (the "Measurement Date") which amount shall then be divided by the total number of common shares of the

Company that are issued and outstanding. For purposes of this Agreement, the term "Trading Day" means any day on which the NASDAQ is open for trading.

         As soon as practical after the Effective Time of the Merger, notice will be given to all shareholders of Company as of the Effective Time of the Merger, of the procedure for surrendering and exchanging their share certificates representing Company common shares for share certificates representing Trustmark shares. The notice will include instructions with respect to the surrender of certificates representing the Company common shares and the distribution of Trustmark shares in exchange therefor and a letter of transmittal for use in surrendering Company common share certificates.

         2.2 Market Price Fluctuations. If the Average Trustmark Price is more than $24.00 on the Measurement Date, the Exchange Ratio shall be adjusted to the ratio that would have been in effect had the Average Trustmark Price been $24.00 per share. If the Average Trustmark Price is less than $16.00 per share on the Measurement Date, then the Exchange Ratio shall be adjusted to the ratio that would have been in effect had the Average Trustmark Price been $16.00 per share. If any adjustment is made to the Exchange Ratio pursuant to this Section 2.2, then such adjusted Exchange Ratio shall be rounded to four decimal places, rounding upward from 0.00005. Notwithstanding this Section 2.2 to the contrary, in the event the Average Trustmark Price is less than $16.00 per share or greater than $24.00 per share on the Measurement Date, either party will have the right to terminate the Merger Agreement by giving written notice (the "Termination Notice") of its election to do so to the other party prior to 5:00 p.m., local time, on the second Trading Day after the Measurement Date.

         2.3 Adjustment of Merger Consideration. If, between the date of this Agreement and the Effective Time of the Merger, Trustmark's shares shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, split up or stock dividend with a record date within said period, the number of Trustmark shares to be issued and delivered upon the Merger as provided in this Agreement will be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered upon the Merger will equal the number of Trustmark shares that holders of Company common shares would have received had the record date of such reclassification, recapitalization, split up or stock dividend been immediately following the Effective Time of the Merger.

         2.4 Lost or Destroyed Certificates. Any person whose certificates representing Company common shares shall have been lost or destroyed may nevertheless obtain the Trustmark shares to which such Company common shareholder is entitled as a result of the Merger, provided such Company common shareholder provides Trustmark with a statement certifying such loss or destruction and an indemnity satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense that may occur as a result of such lost or destroyed certificates being thereafter presented to Trustmark for exchange.

         2.5 Rights Prior to Exchange. Until a former Company common shareholder has surrendered the certificates representing his Company common shares or provided indemnity as permitted in Section 2.4, such former Company common shareholder shall not be entitled to receive cash or certificates representing the Trustmark shares to which such shareholder is entitled by virtue of the Merger and no dividend or other distribution with respect of Trustmark shares will be paid to such persons; provided, however, that when such certificates shall have been surrendered or indemnity provided, there shall be paid to such persons, without interest, all dividends and other distributions payable in respect of a record date after the Effective Time of the Merger on the Trustmark shares for which such Company common shares shall have been exchanged.

         2.6 Fractional Shares. No fractional Trustmark shares will be issued upon the surrender for exchange of certificates representing Company common shares. In lieu of any such fractional share, each holder of Company common shares who would otherwise be entitled to a fractional share of Trustmark common stock will be paid in cash upon surrender of all the stock certificates representing Company common shares held by such holder in the amount equal to the product of such fraction multiplied by the Average Trustmark Price.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller makes the following representations and warranties, each of which is being relied upon by Buyers, which representations and warranties shall, individually and in the aggregate, be true in all material respects upon the date of this Agreement and on the Closing Date, (except that all representations and warranties made as of a specific date shall be true and correct as of such date).

         3.1 Organization. Company is a Mississippi corporation, duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite corporate power and authority to carry on its business as now being conducted and to own and lease its properties. The business activities of the Company do not require it to be qualified to do business in any other state.

         3.2 Authority. This Agreement has been duly and validly approved by the Board of Directors of Company. Upon approval by the shareholders of Company and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired):

                  (a) This Agreement will be a valid and binding obligation of Seller, enforceable in accordance with its terms, and

                  (b) Consummation of the transactions contemplated by this Agreement will not: (1) result in a breach of or default under any material agreement to which Seller is a party, (2) conflict with, or result in the breach of, the charter or bylaws of Company, or (3) conflict with or result in the breach of any law, rule or regulation, or any writ, injunction or decree of any court or governmental agency, other than compliance with the applicable requirements, if any, of the National Bank Act, as amended, and regulations promulgated thereunder, and compliance with the applicable requirements of the Mississippi Insurance Department.

         3.3 Capitalization. The authorized capital stock of Company consists of 1,000,000 shares of common stock, $1.00 par value, of which 28,010 shares are issued and outstanding. Each share of Company stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Company does not have outstanding any other equity securities or any subscriptions, options, warrants, rights, calls or other commitments to issue any securities or to convert any presently outstanding equity securities into securities of a different kind or class. Company does not have any debt securities outstanding.

         3.4 Financial Statements. Seller has delivered to Buyers the audited financial statements of Company and its consolidated subsidiary for the years ended December 31, 1995, December 31, 1996 and December 31, 1997 and the unaudited financial statements through December 31, 1998. As promptly as they are available, Seller shall deliver to Buyers copies of all interim monthly, quarterly and annual financial statements of Company prepared subsequent to the date hereof and prior to the Closing Date. Except for the interim financial statements subsequent to December 31, 1998, the financial statements delivered pursuant to this Section 3.4 do and will fairly present the financial condition of Company in all material respects as of the dates thereof and have been or will be prepared in conformity with generally accepted accounting principles, consistently applied, for the periods involved. In addition to the interim financial statements, Seller shall promptly notify Buyers of any unusual or material problems or developments with respect to the business of Company.

         3.5 Absence of Undisclosed Liabilities. Company does not have any known liabilities of any nature whatsoever, whether absolute, accrued, contingent or otherwise, due or to become due, as principal or guarantor, that is not recorded or disclosed in the audited financial statements for the period ending December 31, 1997 and the unaudited financial statements for the period ending December 31, 1998, or otherwise disclosed in this Agreement or the documents, statements, lists, and exhibits referred to herein, which could have a material adverse effect on the financial condition, properties or prospects of Company, taken as a whole.

         3.6 Compliance with Laws; Agency Agreements and Permits. Company is not in violation of any material federal, state or local law, rule, ordinance or regulation. All existing products sold by or through Company were sold pursuant to written agency agreements or written or oral brokerage agreements which were in full force and effect. Except as noted on Exhibit B, the transactions contemplated by this Agreement will not impair the validity of or cause a default under any of such agreements. Seller and each licensed agent of the Seller, possess all permits, licenses, franchises, and other governmental authorizations, consents and approvals necessary to conduct the lines of business currently conducted by them and such permits, licenses, authorizations, etc. will be unaffected by the Merger, except for any limitations imposed on Buyers under the National Bank Act, and any regulations or interpretations adopted by applicable regulatory agencies.

         3.7 Assets Employed. All of Company's significant tangible assets are reflected in the financial statements delivered pursuant to Section 3.4 hereof, and such assets constitute all of the significant tangible assets used or employed in the business and operations of Company as currently conducted. Company has good marketable title to all of its significant tangible owned assets free of significant liens, encumbrances and claims. Leases covering material tangible assets in which Company has a leasehold interest only are valid and enforceable in accordance with their terms and the Merger will not result in a default thereunder.

         3.8 Contracts and Commitments. As of the date of this Agreement, Seller has supplied Buyers with copies of, or access to all significant contracts, leases, licenses and all pension or profit sharing agreements ("Plans") and other agreements to which Company is a party or is bound, such agreements being described on the Schedule of Contracts attached as Exhibit B hereto. Except as set forth on Exhibit B hereto, each significant contract, lease, license, Plan or other contractual obligation is assignable and the Merger will not result in a default thereunder. To the best of Company's knowledge, there have been no material breaches or defaults under any of the provisions of any such contracts, leases, licenses or Plans that have not been cured, waived or released. No prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code (the "Code"), accumulated funding deficiency (as defined in Section 412 of the Code) or reportable event (as defined in Section 4043 of ERISA) that is required to be reported to the Pension Benefit Guaranty Corporation has occurred with respect to any Plan. The present value of all benefits vested under all Plans does not exceed the value of the assets of such Plans allocable to such vested benefits.

         3.9 Litigation. Except as set forth in Exhibit C-1 ("Pending Litigation"), neither the Company, or its officers, directors or agents is (i) a party to any action, suit, or proceeding or (ii) subject to any pending or threatened administrative, judicial or other action, suit, proceeding, inquiry or investigation, nor is there any basis known to the Company therefor, in which in the case of either clause (i) or (ii) above an unfavorable decision, ruling or finding could have a material adverse effect on the financial condition or operations of Company taken as a whole or on the consummation of the transactions contemplated by this Agreement or which could result in the loss of any license issued to any agent of the Company.

         3.10 Brokers, Finders or Advisers. Company has not employed or incurred any liability to any broker, finder or adviser in connection with the transactions contemplated by this Agreement.

         3.11 Taxes. Company has filed all federal, state, county, municipal and other tax returns and all other material reports which are required to be filed in respect of all such taxes and, to the extent its liabilities for taxes have not been fully discharged, adequate reserves have been established in the financial statements therefor in accordance with generally accepted accounting principles. The federal income tax returns of Company have been audited by the Internal Revenue Service through the year ending December 31, 1995. Company is not in default in the payment of any taxes due or payable or of any assessments of any kind, and has not received any notice of assessment or proposed assessment of any tax.

         3.12 Insurance. True and correct copies of all insurance policies presently in force covering Company and its officers, directors, employees and properties, together with a summary of the loss experience under each policy, have been provided to Buyers, such policies being described in Exhibit "D" hereto. All such insurance policies (i) provide reasonably adequate insurance coverage for the assets and the operations of the Company for the risks normally insured against by businesses conducting comparable lines of business as the Company, (ii) are sufficient for compliance with all contractual requirements to which the Company is a party, (iii) will continue in full force and effect following the consummation of the Merger and (iv) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.

         3.13 Subsidiaries. American Rural Housing Insurance Agency, Inc.("ARH"), a Florida corporation, is a subsidiary of Company. The authorized capital stock of ARH consists of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding and owned by Company. Each share of ARH stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for the Stock Appreciation Plan ("SAP") adopted by ARH on January 1, 1994, ARH does not have outstanding any other equity securities or any subscriptions, options, warrants, rights, calls or other commitments to issue any securities or to convert any presently outstanding equity securities into securities of a different kind or class. ARH does not have any debt securities outstanding. Company has no other subsidiaries.

         3.14 Intellectual Property.

         (a) To its knowledge, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, technology, computer software programs, applications and tangible and intangible proprietary information ("Intellectual Property") that are used in the business of the Company as currently conducted. Notwithstanding the foregoing, the Company has full and exclusive rights to the name "Dan Bottrell Agency, Inc." in the State of Mississippi and Buyers shall be entitled to preserve the use of such name following the Closing. The Company has not received any notice of and does not have any knowledge of any potential claim of any infringement on any copyright, patent, trademark, service marks or trade secret of any other person and the transactions contemplated by this Agreement will not impair any such patent, trademark, trade name, copyright or other similar item of Intellectual Property. All items of Intellectual Property will not be voided as a result of the Merger.

         (b) Company has furnished Buyers a copy of its Year 2000 Compliance Plan pursuant to which, to the Company's best knowledge, at the completion of such plan none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by the Company in the conduct of its business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, onto and between the twentieth and twenty-first centuries or (ii) date- related data in connection with any valid date in the twentieth and twenty-first centuries, except where any such malfunction or generation of incorrect data or results would not reasonably be expected to have a material adverse effect on the Company.

         3.15 Absence of Certain Changes. Except as disclosed in writing or in the report of Reagan & Associates dated November 3, 1998, since December 31, 1997, Company has in all material respects conducted its business in the ordinary course and there has not been:

         (a) any material adverse change with respect to the business, financial condition results of operations or prospects of Company and its subsidiary,

         (b) any amendment of any material term of any outstanding share of Company stock;

         (c) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Company or any of its subsidiaries;

         (d) any material change in any method of accounting or accounting practice by Company or any of its subsidiaries, except for any such change that is required by reason of a concurrent change in generally accepted accounting principles;

         (e) any receipt of notice or knowledge or reason to believe that any of its substantial customers have terminated or intend to terminate its relationship, which termination would have a material adverse effect on its financial condition, results of operations, business or prospects;

         (f) any failure to operate its business in the ordinary course so as to preserve its business organization intact and the goodwill of its customers and others with whom it has business relations;

         (g) any material extraordinary loss incurred or any material right waived in connection with any aspect of its business, whether or not in the ordinary course of business;

         (h) any agreement entered requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment; or

         (i) any receipt of notice or knowledge that any key employee, group of employees or licensed agent of the Company who is or are responsible for a material amount of the Company's business operations has or have delivered any notice of termination or indicated that he or she is or they are considering such an action.

         3.16 Other Regulatory Filings. Seller has delivered to Buyers true and correct copies of all reports filed by Company with the Mississippi Insurance Department and all other applicable regulatory agencies since January 1, 1996, such reports being listed on Exhibit E hereto. Each of such reports is true and correct in all material respects.

         3.17 Full Disclosure. To the best of Seller's knowledge, this Agreement and all information provided to Buyers in writing pursuant to this Agreement does not contain any untrue statements of material fact and Seller has not omitted to disclose to Buyers any material fact known to Seller concerning the financial condition, properties or prospects of Company.

         3.18 Disclosure Documents. With respect to information supplied or to be supplied by Seller for inclusion in the proxy statement relating to the meeting of Company's stockholders for the approval of the Merger (the "Proxy Statement") and the registration statement on Form S-4 (or other appropriate registration form) to be filed with the Securities and Exchange Commission by Trustmark for the registration of the shares of Trustmark common stock to be offered and sold in the Merger (the "Registration Statement"), (i) the Proxy Statement, at the time of the mailing thereof to stockholders of Company and at the time of the meeting of Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF BUYERS.

         In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyers jointly and severally, make the following representations and warranties to Seller, each of which is being relied on by Seller, which representations and warranties shall, individually and in the aggregate, be true in all material respects upon the date of this Agreement and on the Closing Date, (except that all representations and warranties made as of a specific date shall be true and correct as of such date).

         4.1 Organization, Power and Authorization. Trustmark is a Mississippi corporation, duly organized, validly existing and in good standing under the laws of the state of Mississippi and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of Trustmark do not require it to be qualified to do business in any other state. The execution and performance of this Agreement and the Merger have been duly authorized by the Board of Directors of Trustmark and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in
Section 4.11 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of Trustmark, enforceable in accordance with its terms.

         Trustmark Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of Trustmark Bank do not require it to be qualified to do business in any other state. The execution and performance of this Agreement and the Merger have been duly authorized by the Board of Directors of Trustmark Bank and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in

Section 4.10 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of Trustmark Bank, enforceable in accordance with its terms.

         TIA is a Mississippi corporation duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of TIA do not require it to be qualified to do business in any other state. The execution and performance of this Agreement and the Merger have been duly authorized by the Board of Directors of TIA and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in Section 4.10 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of TIA, enforceable in accordance with its terms.

         4.2 Absence of Conflict. The execution and delivery of this Agreement and the performance and compliance with the terms hereof by Buyers will not: (1) conflict with, or result in the breach of, the charter or bylaws of any of the Buyers, (2) result in a breach of or default under any agreement which any of the Buyers is presently a party, or (3) conflict with or result in a violation or breach of any law, rule or regulation, or any writ, injunction or decree of any court or governmental agency.

         4.3 Capitalization. The authorized capital stock of Trustmark consists of 250,000,000 shares of common stock, no par value, of which as of September 30, 1998, there were 72,773,616 shares issued and outstanding. Seller and Buyers understand and agree that Trustmark may in the future issue additional shares of its common stock or other securities, options, warrants, rights, calls or other commitments at any time for the purpose of making acquisitions or for other business purposes of Trustmark, Trustmark Bank or TIA.

         The authorized capital stock of Trustmark Bank consists of 2,677,955 shares of common stock, $5.00 par value, of which 2,677,955 shares are presently issued and outstanding and owned by Trustmark.

         The authorized capital stock of TIA consists of 1,000 shares of common stock, $250.00 par value, of which 1,000 shares are presently issued and outstanding and owned by Trustmark Bank. Each share of Trustmark, Trustmark Bank and TIA stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Neither Trustmark Bank or TIA has outstanding any other securities or any options, warrants, rights, calls or other commitments to issue any securities or to convert any presently outstanding securities into securities of a different kind or class.

         4.4 Financial Statements. Buyers have delivered to Seller the audited financial statements of Trustmark and its consolidated subsidiaries for the years ended December 31, 1995, December 31, 1996 and December 31, 1997, and the unaudited financial statements through September 30, 1998. As promptly as same are available, Buyers shall deliver to Seller a copy of any subsequent quarterly and annual financial statements of Trustmark and consolidated subsidiaries that are issued, together with any reports filed with the Securities and Exchange Commission. The financial statements delivered pursuant to this Section 4.4 (subject to audit adjustments to any unaudited financial statements) do and will fairly present the financial condition of Trustmark and consolidated subsidiaries in all material respects and have been or will be prepared in conformity with generally accepted accounting principles, consistently applied, for the periods involved.

         4.5 Absence of Undisclosed Liabilities. Neither Trustmark, Trustmark Bank nor TIA has any known liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, due or to become due, as principal or guarantor, not recorded or disclosed in the unaudited financial statements for the period ending September 30, 1998, or otherwise disclosed in this Agreement or the documents, statements, lists and schedules referred to herein and delivered on the date hereof which could have a material adverse effect on the financial condition, properties or prospects of Trustmark, Trustmark Bank or TIA.

         4.6 Assets Employed. All of Trustmark, Trustmark Bank and TIA's significant tangible assets are reflected in the financial statements delivered pursuant to Section 4.4 hereof, and such assets constitute all of the significant tangible assets necessary to or used or employed in the business and operations of Trustmark, Trustmark Bank and TIA as currently conducted. Trustmark, Trustmark Bank and TIA have good, marketable title to all of their significant tangible assets free of all significant liens, encumbrances and claims, except as required by law for deposit of public funds. Leases covering material tangible assets in which Trustmark, Trustmark Bank or TIA have a leasehold interest only are valid and enforceable in accordance with their terms and the Merger will not result in a default thereunder.

         4.7 Taxes. The amounts provided for taxes on the audited financial statements for the period ending December 31, 1997 are, and the audited financial statements for the period ending December 31, 1998, will be sufficient in all material respects for the payment of all accrued and unpaid federal, state, county and municipal taxes and all levies, licenses, franchise and registration fees, charges or withholdings of any nature whatsoever of Trustmark, Trustmark Bank and TIA for the period ending on the date of such financial statements and for all prior periods. Trustmark, Trustmark Bank and TIA have filed all material federal, state, county, municipal and other tax returns and all other material reports which are required to be filed in respect of all such taxes and, to the extent that their liabilities for taxes have not been fully discharged, full and adequate reserves have been established in the financial statement therefor. Neither Trustmark, Trustmark Bank nor TIA is in default in the payment of any taxes due or payable or of any assessments of any kind, and neither has received any notice of material assessment or proposed material assessment of any tax.

         4.8 Exchange Act Filings. Trustmark has filed with or furnished to the Securities and Exchange Commission, as applicable, all annual, quarterly and other reports, all proxy statements and all annual reports to stockholders required by the Exchange Act to be so filed or furnished. Such reports and proxy statements are true and correct in all material respects and do not omit to state a material fact required to be stated therein or necessary to make the statement contained therein, in light of the circumstances under which they were made, not misleading. The financial statements and schedules included in such reports and proxy statements, together with the notes thereto, represent fairly, in all material respects, the financial position of Trustmark and its consolidated subsidiaries, as of their respective dates and the results of operations and changes in financial position for the periods indicated therein, in each case in conformity with generally accepted accounting principles, consistently applied.

         4.9 Full Disclosure. To the best of Buyers' knowledge, this Agreement, including all information provided to Seller pursuant to this Agreement, does not contain any untrue statement of material fact and Buyers have not omitted to disclose to Seller any material fact concerning the financial condition, properties or prospects of Trustmark, Trustmark Bank or TIA.

         4.10 Governmental and Judicial Consents and Approvals. The execution, delivery and performance by Buyers of this Agreement, and the consummation of the transactions contemplated by this Agreement, require no action by or in respect of, or filing with, any governmental or judicial body, agency, official or authority other than:

         (a) the filing of Articles of Merger in accordance with Mississippi law;

         (b) compliance with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

         (c) compliance with the applicable requirements of the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations promulgated thereunder;

         (d) compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder;

         (e) compliance with applicable foreign or state securities or "blue sky" laws;

         (f) compliance with the applicable requirements, if any, of the National Bank Act, as amended, and regulations promulgated thereunder;

         (g) compliance with the applicable requirements of the Mississippi Insurance Department; and

         (h) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially and adversely affect the ability of Buyers to consummate the Merger.

         4.11 Litigation. Except as disclosed in the reports referred to in
Section 4.8 or as set forth in Exhibit C-2, none of Buyers is a party to any action, suit or proceeding, or is subject to any pending or threatened administrative, judicial or other action, suit, proceeding, inquiry or investigation, individually or when taken together, in which an unfavorable decision, ruling or finding could have a material adverse effect on the financial condition or operations of Trustmark and its consolidated subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement, and to the knowledge of Buyers there is no basis for any such action, suit, proceeding, inquiry or investigation.

         4.12 Disclosure Documents. With respect to information supplied or to be supplied by Buyers for inclusion in the proxy statement relating to the meeting of Company's stockholders for the approval of the Merger (the "Proxy Statement") and the registration statement on Form S-4 (or other appropriate registration form) to be filed with the Securities and Exchange Commission by Trustmark for the registration of the shares of Trustmark common stock to be offered and sold in the Merger (the "Registration Statement"), (i) the Proxy Statement, at the time of the mailing thereof to stockholders of Company and at the time of the meeting of Company's stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, respectively, and the rules and regulations thereunder.

         4.13 Absence of Certain Changes. Since December 31, 1997, Trustmark and its subsidiaries have in all material respects conducted their businesses in the ordinary course and there has not been:

         (a) any material adverse change with respect to the business, financial condition or prospects of Trustmark and its subsidiaries;

         (b) except for (i) regular dividends declared in the ordinary course of business, (ii) the Stock Repurchase Program announced contemporaneously with Trustmark's merger transaction with Smith County Bank and (iii) Trustmark's Stock Repurchase Program announced on November 10, 1998, any declaration, setting aside or payments of any dividend or other distribution in respect of any shares of capital stock of Trustmark, or any other repurchase, redemption or other acquisition by Trustmark of any outstanding shares of capital stock;

         (c) any amendment of any material term of any outstanding Trustmark capital stock;

         (d) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Trustmark or any of its subsidiaries; or

         (e) any material change in any method of accounting or accounting practice by Trustmark or any of its subsidiaries, except for any such change that is required by reason of a concurrent change in generally accepted accounting principles.

         4.14 Compliance with Laws. Neither Trustmark, Trustmark Bank nor TIA has, in its best judgment, any material uncorrected deficiencies noted in any examination report by federal or state regulatory authorities or is in violation of any material federal, state or local law, rule, ordinance or regulation.

         5. SPECIAL AGREEMENTS.

         5.1 Dividends. If the consummation of the Merger has not occurred by March 1, 1999, Company shall be permitted to declare and pay to its shareholders a cash dividend out of current operating profits in an amount not to exceed $57,300.00. If the consummation of the Merger has not occurred by June 1, 1999, Company shall be permitted to declare and pay to its shareholders a cash dividend in an amount not to exceed $85,900.00 if the Company has earned $3,750,000.00 in net commission revenues from its operations through June 30, 1999. These dividends shall be paid by Company immediately prior to the Closing Date. Except as set forth in this Section 5.1, Company shall not declare or pay to its shareholders any cash or other dividends prior to the Closing Date.

         5.2 Employment. TIA shall continue the employment of the employees of Company after the Closing Date. However, as employees of TIA, such persons are subject to salary review, reassignment and termination in the same manner as other employees of Trustmark Bank or TIA. Promptly following the Effective Time of the Merger, Trustmark agrees to cause TIA to make a one time salary adjustment, payable in accordance with Trustmark's normal payroll procedures, to all of the employees of the Company. The amount of the adjustment shall be the actual cost to such employee of participating in the employee portion of Trustmark's standard medical, dental, life and long term disability benefits program. Company's employees shall not be required to participate in these benefits programs in order to be entitled to the salary adjustment.

         5.3 Employee Benefit Plans. Following the Closing Date, the employees of Company will be entitled to the same employee benefits as are presently being provided to employees of Trustmark Bank. As soon as administratively feasible after the Closing Date, the Company's Money Purchase Pension Plan shall be terminated and, subject to the terms and provisions of such plan, the participants and beneficiaries shall be entitled to exercise one of the following options regarding the disposition of their vested accounts: distribution; direct rollover to Trustmark Bank's 401(k) plan; direct rollover to an individual retirement account. The Company's Profit Sharing 401(k) Plan shall be merged into Trustmark Bank's 401(k) plan. All protected benefits under the Company's Profit Sharing 401-k Plan, as described in Section 411(d)(6) of the Internal Revenue Code and the regulations thereunder, shall be preserved notwithstanding the Merger. All employees of Company will be enrolled in Trustmark Bank's retirement plan and will receive credit for years of service with Company for purposes of eligibility and vesting under all of Trustmark Bank's qualified retirement plans, but will not receive such prior service credit for benefit accrual purposes under Trustmark Bank's pension plan.

         5.4 Confidentiality. Buyers and Seller represent and agree that any confidential information received concerning the other in connection with the transactions contemplated by this Agreement shall be maintained as confidential, and in the event the Closing does not occur without the default of either party, Buyers and Seller agree to return all materials concerning the other to the party from which obtained. Such party will return to the other party all confidential materials and shall use such confidential information solely for consideration of this transaction and for no other purpose. Notwithstanding this
Section 5.4, either party may disclose any such information to the extent required by federal securities laws or otherwise required by any governmental agency or authority.

         5.5 Payment of Expenses. Company shall accrue the estimated legal and accounting expenses anticipated to be incurred on its behalf in connection with this Agreement as of December 31, 1998. In the event this transaction is not consummated, each party shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

         5.6 Recommendation of Directors; Voting of Shares. The Board of Directors of Company hereby agrees to recommend that the shareholders of Company approve the Merger, provided, nothing herein shall require the Board of Directors of Company to take any action which, in the legal opinion of Butler, Snow, O'Mara, Stevens and Cannada, PLLC, would constitute a breach of any fiduciary duties that are owed to the shareholders of Company under applicable law. Each of the Directors of the Company agree to vote his Company shares in favor of the Merger.

         5.7 Public Announcements. The parties will consult with each other as to the timing, form and content of all public announcements regarding any aspect of this Agreement or the Merger, provided that no party hereto shall be prohibited from making any press release or other public statement which its legal counsel deems necessary.

         5.8 Shareholders' Agreement. Immediately prior to the Effective Time of the Merger, Seller shall cause those certain Shareholders' Agreement between and among Seller and the shareholder's of Seller described on Exhibit F hereto to be terminated.

         5.9 American Rural Housing Insurance Agency, Inc. Prior to the Closing Date, Company shall merge ARH with and into Company under the charter and bylaws of Company.

         5.10 Termination of Stock Appreciation Plan. On or before the Closing Date, the Company shall cause ARH to terminate and pay to the participants thereunder all of the vested benefits arising out of ARH's Stock Appreciation Plan adopted on January 1, 1994. The amount of all payments necessary to fulfill the termination of the SAP shall be accrued by Company as of December 31, 1998.

         5.11 Permitted Distributions. Promptly upon finalization of the Company's unaudited financial statements for the period ending December 31, 1998, subject to any reduction required so that the payments contemplated in this Section 5.11 shall not cause the special financial covenants contained in
Section 8.11 to be untrue, the Company shall be authorized to make salary, bonus and similar payments to its employees in such amount that will cause the Company to have a minimum tangible net worth equal to $5,177,609 as of December 31, 1998.

         5.12 Further Assurance. If, at any time after the Effective Time of the Merger, Trustmark, Trustmark Bank or TIA shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things that are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the surviving corporation its right, title or interest in, to or under any of the rights, properties or assets of Company acquired or to be acquired as a result of the Merger or to otherwise carry out this Agreement, the officers and directors of Trustmark, Trustmark Bank and TIA shall, and will be authorized to, execute and deliver, in the name and on behalf of Company all such deeds, bills of sale, assignments and assurances and take and do, in the name of and on behalf of Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Trustmark, Trustmark Bank and TIA or to otherwise carry out this Agreement.

         5.13 Tax Representations. Prior to the Closing Date, Buyers, Seller and each of Seller's shareholders shall execute and deliver to Brunini, Grantham, Grower and Hewes, PLLC such representations and warranties as are reasonably deemed necessary by Buyers' counsel for purposes of the tax opinion that will be delivered pursuant to Section 9.4 hereof.

         5.14 Insurance. For not less than three (3) years after the Effective Time of the Merger, Buyers shall purchase and maintain in effect directors' and officers' liability insurance coverage, with prior acts coverage covering those persons who are presently covered by the Company's existing directors' and officers' liability insurance policy. Seller shall continue its existing errors and omissions policy following the Effective Time of the Merger, with similar limits of coverage in force as are in place on the Closing Date, with such adjustments to be made by TIA from time to time thereafter as the business of TIA shall evolve following the Merger.

         6. COVENANTS OF SELLER PENDING CLOSING.

         6.1 Shareholder's Meeting. As promptly as practical after the effective date of the Registration Statement for the Trustmark shares to be issued in connection with the Merger, the Company shall cause to be convened a special meeting of its shareholders for the purpose of considering and voting on the Merger. Such meeting shall be properly called and held in accordance with applicable law and the articles of incorporation and bylaws of the Company.

         6.2 Documents of Title. Seller agrees to allow Buyers to examine all documents relating to any real or personal property owned by Seller.

         6.3 Access to Properties and Records. Seller will provide Buyers and their authorized representatives full access during normal business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information and will cause its officers to furnish any and all financial, technical and operating data and other information pertaining to its businesses as Buyers shall from time to time reasonably request.

         6.4 Solicitation of Further Offers. From the date hereof until the termination of this Agreement, Seller and its Board of Directors will not, directly or indirectly, take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any non-public information relating to Seller in connection with, or agree to any Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Seller or the acquisition of a majority of the outstanding shares of Company's common stock or a majority of the assets of Seller, other than the transactions contemplated by this Agreement. Seller shall notify Buyers within 24 hours of its receipt of any Acquisition Proposal received during the term of this Agreement.

         6.5 Other Affirmative Covenants. Seller covenants with Buyers that at all times prior to the Closing Date, Seller will and will cause Company to:

                  (a) Operate its business in substantially the manner in which such business is now being operated and use its best efforts to maintain the goodwill of the customers and suppliers of Company;

                  (b) Use its reasonable best efforts to retain the services of the officers and employees of Company and all of the Company's licensed agents;

                  (c) Maintain its properties in good repair and working order, reasonable wear and tear excepted;

                  (d) Duly and timely file all reports, tax returns and other documents required to be filed with federal, state and local tax and regulatory authorities;

                  (e) Unless contesting same in good faith by appropriate proceedings and having established reasonable reserves therefor, pay, when required to be paid, all taxes indicated by tax returns as filed or otherwise levied or assessed upon them or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payments all taxes and other assessments either of them is required by law to withhold or collect;

                  (f) Promptly notify Buyers of any unusual or material problems or developments with respect to the business, financial conditions, operations or assets of Company; and

                  (g) Use its best efforts to cooperate with Buyers and bring about the transactions contemplated by this Agreement.

         6.6 Negative Covenants of Seller. From the date hereof until the Closing Date, without the prior written consent of Trustmark, Company will not:

                  (a) Incur any material obligation except in the ordinary course of business; provided, however, Company agrees to notify and consult with Buyers before (i) incurring any expense or obligation above $10,000 or (ii) incurring any expense over $1000 in the aggregate to replace any computer-related equipment or software before the Closing Date.

                  (b) Increase the compensation of any director, officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit-sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement;

                  (c) Amend its articles of incorporation; or

                  (d) Sell, transfer or convey any of its investment securities;

                  (e) Sell, assign or transfer any of its assets other than in the ordinary course of business;

                  (f) Mortgage, pledge or subject to any lien, charge or encumbrance any of its assets, except in the ordinary course of business;

                  (g) Intentionally waive any material right, contractual or otherwise, or cancel or release any material debts or claims whether or not in the ordinary course of business;

                  (h) Intentionally suffer any material uninsured damage, destruction or loss to its tangible properties;

                  (i) Declare or pay any dividend or make any other distribution with respect to its stock, except as otherwise permitted by Sections 5.1 and 5.11;

                  (j) Make, extend or renew any loan or other extension of credit to any of its officers, directors, or employees;

                  (k) Issue or sell any of its capital stock, or any of its debt securities, authorize a stock split or dividend, or otherwise affect its capital structure except as otherwise permitted by Sections 5.1, 5.9, 5.10 and 5.11;

                  (l) Fail to comply with any representation, warranty or covenant contained herein; and

                  (m) Enter into any agreement to do any of the foregoing matters.

         7. COVENANTS OF BUYERS PENDING CLOSING.

         7.1 Corporate Action. As promptly as practical after the execution of this Agreement, Buyers shall cause the Merger to be approved by the directors of Trustmark, the directors of Trustmark Bank and the directors and shareholders of TIA.

         7.2 Other Affirmative Covenants. Buyers covenant with Seller that at all times prior to the Closing Date, Buyers will and will cause Trustmark, Trustmark Bank and TIA to:

                  (a) Operate their businesses in substantially the manner in which such businesses are now being operated and use their best efforts to maintain the goodwill of the depositors, customers and suppliers of Trustmark, Trustmark Bank and TIA;

                  (b) Duly and timely file all reports, tax returns and other documents required to be filed with federal, state and local tax and regulatory authorities;

                  (c) Unless contesting same in good faith by appropriate proceedings and having established reasonable reserves therefor, pay, when required to be paid, all taxes indicated by tax returns as filed or otherwise levied or assessed upon them or any of their properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payments all taxes and other assessments either of them is required by law to withhold or collect;

                  (d) Use their best efforts to bring about the transactions contemplated by this Agreement; and

                  (e) Notify Seller of any unusual or material problems or developments with respect to the business, financial conditions, operations or assets of Trustmark, Trustmark Bank or TIA.

         8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

         Buyers obligations to consummate the transactions contemplated by this Agreement are subject to each of the following conditions precedent, any of which may be waived by Buyers in writing.

         8.1 Warranties and Representations at Closing. All warranties and representations contained in this Agreement by or concerning Seller shall be true and correct on the Closing Date in all material respects.

         8.2 Governmental Authority Approval. The consummation of the Merger shall have been approved by all governmental and regulatory agencies or authorities whose approval is required, such approvals shall be in full force and effect and no longer subject to judicial or administrative review and all waiting periods required by law shall have expired.

         8.3 Corporate Approval. The Merger shall have been authorized by the Board of Directors and shareholders of Company, in accordance with the provisions of applicable law and the articles and bylaws of Company, and Seller shall have furnished Buyers with certified copies of resolutions duly adopted by the Board of Directors and shareholders, respectively, of Company approving this Agreement and authorizing the Merger.

         8.4 Compliance with Undertakings. Each of the acts, covenants, agreements and undertakings of Seller to be performed or caused to be complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and caused to be complied with in all material respects.

         8.5 No Material Adverse Change. There shall have been no material adverse change in the financial condition, tangible properties or prospects of Company since the completion of Buyers' due diligence examination of Seller, other than as a result of the transactions contemplated hereby.

         8.6 American Rural Housing Insurance Agency, Inc. Prior to the Closing Date, Company shall have (i) consummated the merger of ARH with and into Company, (ii) terminated the SAP, and (iii) paid in full all of the vested benefits to participants arising under the SAP.

         8.7 Covenant Not to Compete. The producers listed on Exhibit G hereto shall have entered a confidentiality, noncompetition and nonsolicitation agreement with TIA in substantially the form attached as Exhibit H hereto pursuant to which, among other items, such person will agree that for so long as such person is employed by TIA and for a period of two years after such person's employment with TIA terminates, they will not become directly, indirectly or beneficially an employee, five percent or more stockholder or director of any business engaged in the insurance or reinsurance brokerage business or the benefit consulting business or engage in other similar business enterprise or activity which competes with TIA within the State of Mississippi. The producers listed on Exhibit G will further agree not to initiate any action to induce any employee of TIA (as successor to Company) to leave TIA's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee to leave such employment with TIA. Each of the Company's remaining non-shareholder producers shall have entered a confidentiality, nonpiracy and nonsolicitation agreement in the form attached as Exhibit I hereto. Each of Company's remaining employees shall have entered a confidentiality agreement in the form attached as Exhibit J hereto.

         8.8 Escrow Agreement. Each shareholder of the Company shall have entered into an escrow agreement substantially in the form attached hereto as Exhibit K. Under the escrow agreements, 20% of the shares of Trustmark to which each shareholder of Company is entitled by virtue of the Merger shall be placed into escrow with the Trustmark National Bank Trust Department in accordance with the terms of the escrow agreements to secure certain obligations of Seller and its shareholders for a period of three years following the Closing.

         8.9 Federal Income Taxation. Buyers shall be satisfied that the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Code.

         8.10 Opinion of Counsel. Seller shall cause to be delivered to Buyers the legal opinion of Butler, Snow, O'Mara, Stevens and Cannada, PLLC to the effect that:

                  (a) Company is a duly organized, validly existing corporation in good standing under the laws of the State of Mississippi. The 28,010 issued and outstanding shares of Company's common stock are duly authorized, validly issued, fully paid and nonassessable. Such stock represents all of the issued and outstanding equity securities of Company.

                  (b) This Agreement is valid, binding and enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

                  (c) The Merger has been duly authorized by all requisite corporate and shareholder action of Company.

                  (d) To the best of such counsel's knowledge, following diligent inquiry, but without independent verification of facts presented or represented by Company to such counsel and with the ability to rely upon certificates of officers and other legal opinions, Seller has not made any material misrepresentation, breached any material warranty or breached any material covenant or condition in this Agreement or in any document, statement, list or schedule referred to herein.

         8.11 Special Financial Covenants. On the Closing Date, the reserve for losses then maintained by Company shall adequately provide for the anticipated losses of Company as of such date in accordance with accepted audit and examination standards consistently applied. The Company will possess a minimum tangible net worth of $5,177,609 as of December 31, 1998 and, at the Effective Time of the Merger will have a minimum tangible net worth equal to $5,177,609, plus (minus) all of Company's earnings (losses) from January 1, 1999 through the Effective Time of the Merger and reduced by the dividends described in Section 5.1.

         8.12 Employment of Producers. Each of the Company's producers listed on Exhibit G hereto shall be employed by the Company on the Closing Date.

         8.13 Consents to Assignments. On the Closing Date, appropriate consents shall have been obtained for each of the contracts described on Exhibit B that require consents for assignment to TIA as a result of the Merger.

         8.14 Closing Certificate. On the Closing Date, the Chairman of the Board and Chief Executive Officer of Company shall execute and deliver a closing certificate to the effect that all representations and warranties by or concerning Company are true and correct in all material respects as of the Closing Date and that all other conditions precedent to Buyers' obligation to Close have been performed and complied with in all material respects.

         9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

         Seller's obligations to consummate the transactions contemplated by this Agreement are subject to each of the following conditions precedent, any of which may be waived by Seller in writing.

         9.1 Warranties and Representations at Closing. All warranties and representations contained in this Agreement by or concerning Buyers shall be materially true and correct on the Closing Date.

         9.2 Governmental Authority Approval. The consummation of the Merger shall have been approved by all governmental and regulatory agencies or authorities whose approval is required, such approvals shall be in full force and effect and no longer subject to judicial or administrative review and all waiting periods required by law shall have expired.

         9.3 Corporate Approval. The Merger shall have been authorized by the Board of Directors of Trustmark, the Board of Directors of Trustmark Bank and the Board of Directors and shareholders of TIA in accordance with the provisions of applicable law and the charters and bylaws of Trustmark, Trustmark Bank and TIA.

         9.4 Federal Income Taxation. Seller shall have received an opinion from Brunini, Grantham, Grower and Hewes, PLLC that the Merger will qualify as a tax-free reorganization pursuant to section 368 of the Code, and that for federal income tax purposes: (i) no gain or loss will be recognized by Seller or Buyers as a result of the Merger; (ii) no gain or loss will be recognized by Seller's shareholders who exchange Company common stock for Trustmark common stock; and (iii) the aggregate tax basis of the Trustmark common stock received by the Company shareholders will be the same as the aggregate tax basis of the Company common stock surrendered in exchange.

         9.5 Compliance with Undertakings. Each of the acts, covenants, agreements and undertakings of Buyers to be performed or caused to be complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and caused to be complied with in all material respects.

         9.6 No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Trustmark, Trustmark Bank or TIA since September 30, 1998, other than as a result of the transactions contemplated hereby.

         9.7 Officer/Director Indemnification. On or before the Closing Date, TIA shall have amended its Bylaws to provide indemnification for TIA's officers and directors to the same extent provided to officers and directors of Trustmark and Trustmark Bank.

         9.8 Opinion of Counsel. Buyers shall cause to be delivered to Seller the legal opinion of Brunini, Grantham, Grower & Hewes, PLLC to the effect that:

                  (a) Trustmark Bank is duly organized, validly existing and in good standing as a national banking association.

                  (b) TIA is a duly organized, validly existing corporation in good standing under the laws of the State of Mississippi.

                  (c) Trustmark is a duly organized, validly existing corporation in good standing under the laws of the State of Mississippi. The outstanding shares of Trustmark's common stock are, and the shares of Trustmark common stock to be issued as a result of the Merger, upon execution and delivery, will be, in each case duly authorized, validly issued, fully paid, and nonassessable. The shares of Trustmark common stock are validly registered under the Securities Act of 1933.

                  (d) This Agreement is valid, binding and enforceable against Buyers in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

                  (e) The Merger has been duly authorized by all requisite corporate and shareholder action of Trustmark, Trustmark Bank and TIA.

                  (f) To the best of such counsel's knowledge, following diligent inquiry, but without independent verification of facts certified by appropriate officials of Trustmark, Trustmark Bank and/or TIA and relied upon by such counsel, Buyers have not made any material misrepresentation, materially breached any warranty or materially breached any covenant or condition in this Agreement or in any document, statement, list or schedule referred to herein.

         9.9 Closing Certificate. On the Closing Date, the Chairman of the Board and President of Trustmark shall execute and deliver a closing certificate to the effect that all representations and warranties by or concerning Trustmark, Trustmark Bank and TIA are true and correct in all material respects as of the Closing Date and that all other conditions precedent to Seller's obligation to Close have been performed and complied with in all material respects.

         10. CLOSING.

         On the Closing Date, subject to the terms and conditions set forth in this Agreement, Company shall merge with and into TIA pursuant to the Plan and Agreement of Merger attached as Exhibit "A". The Merger will be effective (the "Effective Time of the Merger") upon the filing of Articles of Merger with the Secretary of State of the State of Mississippi.

         At the Effective Time of the Merger, the separate corporate existence of Company shall cease. TIA shall be the surviving corporation of the Merger.

         Closing will take place at the main office of Company on a date selected by Buyers within 30 days after all conditions to Closing have been satisfied or waived (the "Closing Date"). At the Closing, the certificates, letters and opinions required by Articles 8 and 9 hereof shall be delivered and the appropriate officers of Company, Trustmark, Trustmark Bank and TIA shall execute, deliver, acknowledge and file such documents, instruments and certificates required by this Agreement or otherwise necessary to accomplish the Merger.

         11. TERMINATION.

         This Agreement may be terminated and the Merger may be abandoned without liability on the part of Seller or Buyers, as follows:

                  (a) By the mutual consents of the boards of directors of Company and Trustmark;

                  (b) By Buyers if a state or federal governmental agency or authority shall at any time disapprove the transactions contemplated by this Agreement or shall have instituted and not dismissed court proceedings to restrain or prohibit such transactions and such court proceedings have not been resolved prior to one year after the date of this Agreement.

                  (c) By any party if the Closing Date shall not have occurred on or prior to the day that is six months after the date of this Agreement without the fault of such party;

                  (d) By Buyers, if at the time of such termination there shall be a material adverse change in the financial condition or tangible properties of Seller arising subsequent to December 31, 1997 or the completion of Buyer's due diligence examination of Seller.

                  (e) By any party in accordance with and subject to the provisions of Section 2.2 hereof.

                  (f) By any party, if the stockholders of the Company fail to approve the Merger at the meeting of stockholders called for such purposes (including any adjournment or postponement thereof);

                  (g) By Buyers if there has been a material breach by Seller
(A) of any of its representations and warranties set forth herein, or (B) of any of its obligations herein which has not been promptly cured after notice thereof from Buyers;

                  (h) By Seller if there has been a material breach by either of the Buyers (A) of any of its representations and warranties set forth herein or
(B) of any of its obligations hereunder which has not been promptly cured after notice thereof by Seller.

         12. MISCELLANEOUS.

         12.1 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Mississippi, except to the extent that federal law is applicable.

         12.2 Notices and Communications. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered in person or upon receipt when delivered by an overnight courier delivery service that maintains proof of delivery or three days after being mailed by United States Certified or Registered Mail, Return Receipt Requested, postage prepaid and addressed:

         To Company:      Mr. William E. French, Chairman of the Board
                                Dan Bottrell Agency, Inc.
                                700 North State Street, Suite 400
                                Jackson, MS 39202

         with a copy to:  Don B. Cannada, Esq.
                                Butler, Snow, O'Mara, Stevens
                                  & Cannada, PLLC
                                Suite 1700
                                Deposit Guaranty Plaza
                                210 East Capitol Street
                                Jackson, MS 39201

         To Trustmark:    Mr. Richard G. Hickson
                                Trustmark Corporation
                                248 East Capitol Street, Suite 200
                                Jackson, MS 39201

         with a copy to:  Granville Tate, Jr., Esq.
                                Brunini, Grantham, Grower & Hewes, PLLC
                                248 East Capitol Street, Suite 1400
                                Jackson, MS 39201

         Any party may change the address to which notice or other communication to him or it is sent by delivery of written notice of the change to the other parties to this Agreement.

         12.3 Headings and Exhibits. Any section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions hereof. All documents, statements, lists and schedules referred to herein shall be initialed for identification or may be physically annexed hereto, but in either event such documents, statements, lists and schedules shall be deemed a part hereof.

         12.4 Benefit. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto, their heirs, successors or assigns. This Agreement is not intended to nor shall it create any rights in any other party.

         12.5 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         12.6 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof or the exercise of any other right, power or remedy.

         12.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         12.8 Interpretation. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity or the context may require. Further, it is acknowledged by the parties that this Agreement has been drafted and negotiated by both parties hereto and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions.

         12.9 Entire Agreement. This Agreement and the documents, statements, lists and schedules referred to herein constitute the entire Agreement between the parties hereto, and it is understood and agreed that all undertakings, negotiations and agreements heretofore had between the parties are merged herein and therein. This Agreement may not be modified orally, but only by an agreement in writing signed by either Trustmark, Trustmark Bank or TIA, on the one hand, and Company, on the other.

         12.10 Time of the Essence. With respect to any act called for by any party to this Agreement, including regulatory authority approvals and registration of the Trustmark shares with appropriate state and federal agencies, time is of the essence.

         12.11 Definition of Material. With reference to the representations, warranties and covenants of Seller contained in this Agreement, such representations, warranties and covenants shall be strictly satisfied and complied with. Accordingly, when used with reference to Seller "material" and "materially" shall be understood to mean a breach of any representation, warranty or covenant contained in this Agreement which, separately or in the aggregate with any other such breach, results in a cost, loss, detriment or obligation to Buyers in excess of $50,000. In the event of a material breach of any representations, warranties or covenants by the Company or its shareholders, Buyers' recovery for such breach shall not exceed the value of the shares held in escrow under the escrow agreements described in Section 8.8 herein, and shall otherwise be nonrecourse to the former shareholders of Company. With reference to the representations, warranties and covenants of Buyers contained in this Agreement, "material" and " materially" shall have the meaning normally accorded such terms considering the relative importance of such representation, warranty or covenant in the context of a business of the type and size of Buyers.

         12.12 Survival of Representations and Warranties. All representations and warranties set forth in Sections 3 and 4 of this Agreement shall survive the Merger for a term of two (2) years.

         WITNESS the signatures of the undersigned parties as of the date first above written.

                             TRUSTMARK CORPORATION


                             By:      /s/ Richard G. Hickson
                                      -----------------------------------------
                                      Richard G. Hickson, President
                                      and Chief Executive Officer
(SEAL)



                             TRUSTMARK NATIONAL BANK



                             By:      /s/ Richard G. Hickson
                                      -----------------------------------------
                                      Richard G. Hickson, Vice Chairman of the
                                      Board and Chief Executive Officer

(SEAL)


                             TRUSTMARK INSURANCE AGENCY, INC.



                             By:      /s/ Richard G. Hickson
                                      -----------------------------------------
                                      Richard G. Hickson, Chairman of the Board
                                      and Chief Executive Officer
(SEAL)


                             DAN BOTTRELL AGENCY, INC.



                             By:      /s/ William E. French
                                      -----------------------------------------
                                      William E. French, President
(SEAL)

                            Board of Directors of Dan Bottrell Agency, Inc.


                            /s/ S. Lyle Bates, Jr.
                            ---------------------------------------------------
                            S. Lyle Bates, Jr.


                            /s/ Douglas M. Ferris
                            ---------------------------------------------------
                            Douglas M. Ferris


                            /s/ William E. French
                            ---------------------------------------------------
                            William E. French


                            /s/ Carlton Smith
                            ---------------------------------------------------
                            J. Carlton Smith


                            /s/ Jerry G. Veazey, Jr.
                            ---------------------------------------------------
                            Jerry G. Veazey, Jr.

                                  EXHIBIT INDEX


Exhibit A:        Plan  and  Agreement  of  Merger.                    (Omitted)

Exhibit B:        Schedule of Contracts.                               (Omitted)


Exhibit C-1:      Schedule of Pending Litigation -- Seller.            (Omitted)


Exhibit C-2:      Schedule of Pending Litigation -- Buyers.            (Omitted)


Exhibit D:        Schedule of Insurance Policies.                      (Omitted)


Exhibit E:        Schedule of Regulatory Reports.                      (Omitted)


Exhibit F:        Schedule of Shareholders' Agreements.                (Omitted)


Exhibit G:        Schedule of Producers.                               (Omitted)


Exhibit H:        Form of Confidentiality, Noncompetition and Nonsolicitation Agreements


Exhibit I:        Form of Confidentiality, Nonpiracy and Nonsolicitation Agreement


Exhibit J:        Form of Confidentiality Agreement.


Exhibit K:        Form of Escrow Agreement.                   (See Separate Document)

                                    Exhibit H

     Form of Confidentiality, Noncompetition and Nonsolicitation Agreements

                         CONFIDENTIALITY, NONCOMPETITION
                          AND NONSOLICITATION AGREEMENT

         THIS AGREEMENT ("Agreement") is dated as of ___________, 1999 by and between __________________ ("Employee") and Trustmark Insurance Agency, Inc., a Mississippi corporation ("TIA" or the "Company").

         WHEREAS, Employee is an employee of Dan Bottrell Agency, Inc. ("Bottrell") and desires to be an employee of the Company; and

         WHEREAS, the Company is engaged in a personal service business involving confidential information and personal relationships with insureds, the success of which business is in large part due to the exclusive retention of confidential information and continuation of such personal relationships with insureds, and Employee will have access to certain books, records, documents and customer information of Company, which includes books, records, documents and customer information of Bottrell which merged with TIA (hereinafter, TIA and Bottrell shall be collectively referred to as "Company"), as well as information concerning Company's trade secrets, business methods and procedures and other materials and matters which are the property of the Company and which enable the Company to compete successfully in its business; and

         WHEREAS, as an express condition of Company's acquisition of Bottrell and employment of Employee by the Company, both of which are to the benefit of Employee, the Company has requested that Employee enter, and Employee has agreed to enter, into this Agreement.

         NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of future compensation to be paid to Employee, the parties hereby agree as follows:

         1. CONFIDENTIAL INFORMATION. Employee agrees that he will treat all materials, books, records, documents, customer information, trade secrets, business methods and procedures and other materials and matters reflecting or relating to Company's business as confidential information and he will not disclose, divulge, copy or transmit such information in any way to any person outside of Company's employ during or after Employee's employment by Company. Employee agrees that the confidential information includes, without limitation, the Company's accounting books and records, contracts to which Company is a party, tax returns, customer account information, customer lists, policy expiration information, employee handbooks and procedures, billing information, customer names, computer software and data stored in any computer or on any computer disk or on tape or by any other means relating to the Company's business operations, data and information about or relating to the Company's customers, insurance policies and related documents, surety bonds and related documents, customer files and other information reflecting or relating to Company's business.

         2. OWNERSHIP OF CONFIDENTIAL INFORMATION; PROHIBITED USE. In the event of termination of Employee's employment with Company for any reason, Employee agrees to return all confidential information as herein described to Company and agrees that he will not, under any circumstances, retain, disclose, divulge, copy, transmit or use in any way this information memorized, printed, written or otherwise acquired concerning active or inactive accounts of the Company, its methods of operation, business accounts or names of policy holders or other information. Employee understands that all business and customer accounts shall be and remain the property of Company and that he shall have no vested interest or right in any such business or customer accounts. Employee further agrees that he will not, directly or indirectly, make use of any such information concerning Company's business for his own benefit, or the benefit of any other person or entity or divulge or disclose such information to any other person or entity.

         3. NON-COMPETITION COVENANT.

         A. The Employee covenants that while he is in the employment of the Company and, after he ceases to render services to the Company, for the period specified in paragraph 3(B), he shall not, without the written consent of the Company, directly or indirectly, within the geographical area defined in paragraph 3(C):

                  (1) Perform sales, customer service, consulting, management or administrative services for any person or entity whose business is directly or indirectly competitive with any business engaged in the insurance or reinsurance brokerage business or the benefit consulting business or any other similar business carried on by the Company, as an employee or otherwise, including, but not limited to, services relating to the sale of insurance policies, insurance related products or bonds of the kind that (a) he was selling or attempting to sell for the Company at the time his employment terminates, (b) he has sold for the Company at any time within the two years prior to the termination of his employment, or (c) are otherwise being sold by the Company;

                  (2) Engage or in any manner be interested in any business, either directly or indirectly, for himself or for others, as an owner, partner, limited partner, shareholder or director, of the same or like kind or character of business being conducted by the Company; or

                  (3) Interfere with the persons employed by or associated as independent contractors with the Company or induce any person employed by or associated as an independent contractor with the Company to leave his employment or terminate his association.

                  For purposes of paragraphs 3(A)(1) and 3(A)(2) hereof, the insurance policies, insurance related products or bonds being sold by the Company and the kind or character of business conducted by the Company shall be determined as of the date of any alleged infraction of such covenants by the Employee. Nothing contained in this paragraph 3(A), however, shall be deemed to prohibit the Employee from owning stock in public companies or otherwise acting in pursuance of his passive investment program.

         B. The parties agree that the term of the covenants of the Employee set forth in paragraph 3(A) shall continue after the termination of his employment with the Company for a period of twenty-four (24) months plus any period of time that the Employee is in breach of any of the terms or provisions of this Agreement (hereinafter called the "Non-Competition Period").

         C. The geographical area applicable to the covenants of the Employee contained in paragraph 3(A) shall be any location within the State of Mississippi.

         D. In addition to the covenant specified in paragraph 3(A), the Employee agrees that commencing with the termination of the Employee's employment with the Company, and continuing for the Non-Competition Period, he shall not, directly or indirectly, solicit, sell, or accept business relating to the sale of insurance policies, related insurance products or bonds of the kind that (a) he was selling or attempting to sell for the Company at the time his employment terminated; (b) he has sold for the Company at any time within the two years prior to the termination of his employment; or (c) are otherwise being sold by the Company from:(i) any existing customer of the Company located within the State of Mississippi or located outside of Mississippi, which was being serviced or solicited by the Employee, or by other Company personnel for the benefit of the Company, immediately prior to the time of termination; (ii) any customer located within the State of Mississippi, or located outside of Mississippi, which is not a current customer at the time of the Employee's termination but which, within the two years prior to termination of Employee's employment, was served by the Employee or other Company personnel on behalf of the Company or which, within said period, maintained an insurance policy, insurance related product or bond placed by the Employee or such other Company personnel on behalf of the Company; and (iii) any active prospect of the Company located within the State of Mississippi or located outside of Mississippi. For purposes of this paragraph 3(D), an active prospect shall be deemed to be a potential customer which actually has been solicited by the Company prior to the time of the Employee's termination or one which, at the time of such termination, holds, but has not accepted, a proposal prepared by the Company, or one which is contained on any list or compilation of customers provided or made available, directly or indirectly, in writing from time to time by the Company to the Employee on or before such termination of employment and who is a specific prospect for insurance products or bonds; provided that such prospective prospect or prospects are not independently developed by the Employee after the termination of employment of the Employee.

         E. The Employee agrees that the consideration he has directly or indirectly received for the covenants in this Paragraph 3 includes but is not necessarily limited to the consideration that the Employee received upon the exchange of his stock in Bottrell for stock in the Company.

[NOTE: 1 EMPLOYEE IS NOT A STOCKHOLDER.]

         4. REMEDIES. Employee and Company agree that:

         A. The remedy at law for any breach of the provisions of this Agreement is inadequate;

         B. Company will be irreparably damaged in the event this Agreement is not specifically enforced during the three (3) year period commencing on the date that Bottrell merges with and into TIA; and

         C. In the event of any breach or threatened breach of this Agreement within three (3) years of the date that Bottrell merges with and into TIA, Company shall be entitled to injunctive relief against any breach or threatened breach of any provision of this Agreement in addition to damages and other remedies that may be available at law or in equity. Employee specifically agrees that an injunction may be issued requiring Employee to comply with the prohibitions contained in this Agreement. Employee further agrees that any remedy provided by this Agreement shall be cumulative and non-exclusive, and shall be in addition to any other remedy which Company may have at law or in equity. Specifically, the granting of injunctive relief shall not preclude the recovery of damages arising or resulting from the breach of this Agreement. In addition, the defaulting party shall be liable for and agrees to pay the reasonable attorneys' fees of the non-defaulting party incurred in enforcing this Agreement including any appeals.

         5. DAMAGE CALCULATION. Employee and Company agree that in the event Employee shall violate any prohibition contained in this Agreement and/or shall procure, obtain, accept or in any manner transact insurance business directly or indirectly, with any Company customer, policy holder, insured or other person holding or having held a policy or bond issued through Company as agent (collectively referred to in this paragraph 5 as a "customer") during the period in which such activity is prohibited under this Agreement then, in that event, Employee shall pay unto Company an amount equal to two hundred percent (200%) of the average annual commissions payable with respect to all policies and bonds issued to or for the benefit of such customer through Company as agent, such average to be determined based on commissions payable for (i) the calendar year in which Employee first violates the prohibitions contained in this Agreement (the "Violation Year") and (ii) the calendar year preceding the Violation Year. Provided, however, that where no commissions shall have been payable in the calendar year preceding the Violation Year then the amount payable shall be two hundred percent (200%) of commissions payable in the Violation Year, and vice versa where no commissions shall have been payable in the Violation Year. Such commissions are to be determined on an annualized basis, and all commissions payable with respect to policies and bonds issued to or for the benefit of such customer shall be taken into account, without regard to whom such commissions shall be paid or payable. Employee's payment to Company shall be made in cash at the time the customer is issued any policy or bond or made the beneficiary of any policy or bond in violation of this Agreement. The monetary damages provided for in this paragraph shall be the exclusive remedy available to Company for any breach or violation of this Agreement occurring on or after three (3) years from the date that Bottrell merges into Company.

         6. REASONABLENESS. Employee agrees that the provisions of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, are reasonable with respect to time, manner and geographic territory, and, if enforced, will not interfere with the public's interest in free and sufficient access to insurance policies, insurance related products and bonds.

         7. INVALIDITY, ILLEGALITY OR UNENFORCEABILITY. The invalidity, illegality or unenforceability of any particular provision of this Agreement shall not affect the other provisions. If any court is called upon to construe the provisions of this Agreement and such court finds any particular provision to be invalid, illegal or unenforceable as written then, in that event, such provision may be judicially modified so as to effectuate the intentions of the parties as closely as possible or if such provision cannot be judicially modified, then it shall be deemed to be omitted and, in either case, all the other provisions of this Agreement shall remain in full force and effect and shall be enforceable in accordance with their terms.

         8. NO EMPLOYMENT CONTRACT. This Agreement shall not be construed to create an employment contract whereby Employee is guaranteed employment for any specified period of time or to in any way alter the rights of Company as the employer of Employee.

         9. SURVIVAL. The provisions of this Agreement shall survive the employment relationship between the parties.

         10. BINDING. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         11. WAIVERS AND MODIFICATIONS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by written instrument signed by the parties or, in the case of the waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or right, power or privilege hereunder preclude any other or further exercise of any other right, power or privilege hereunder.

         12. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Mississippi without regard to its conflict of law provisions, and any legal action brought by the parties related to this Agreement shall be brought in Hinds County, Mississippi.

         13. ENTIRE AGREEMENT This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, agreements, commitments or understandings of every kind relating thereto, whether oral or written, between Employee and the Company.

         14. TERMINATION OF PREVIOUS AGREEMENT. Effective as of the date of this Agreement, the Company and Employee hereby terminate that certain
Confidentiality, Nonpiracy and Nonsolicitation Agreement by and between Employee and Bottrell dated _______________, 199__ and all obligations and duties each to the other thereunder.

         15. HEADINGS. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             TRUSTMARK INSURANCE AGENCY, INC.

                             By:
                                ------------------------------------------------
                                Richard G. Hickson, Chairman and Chief
                                Executive Officer



                             EMPLOYEE


                             ---------------------------------------------------
                             (Name)

                                    Exhibit I

        Form of Confidentiality, Nonpiracy and Nonsolicitation Agreement

                         CONFIDENTIALITY, NONPIRACY AND
                            NONSOLICITATION AGREEMENT


      THIS AGREEMENT is hereby made and entered into by and between ________________ ("Employee") and TRUSTMARK INSURANCE AGENCY, INC., a Mississippi corporation ("Corporation").

      WHEREAS, Employee is an Employee of Dan Bottrell Agency, Inc. ("Bottrell") and desires to be an employee of the Corporation; and

      WHEREAS, the Corporation is engaged in a personal service business involving confidential information and personal relationships with insureds, the success of which business is in large part due to the exclusive retention of confidential information and continuation of such personal relationships with insureds, and Employee will have access to certain books, records, documents and customer information of Bottrell which merged with TIA (hereinafter, TIA and Bottrell shall be collectively referred to as "Corporation"), as well as information concerning its trade secrets, business methods and procedures and other materials and matters which are the property of the Corporation and which enable the Corporation to compete successfully in its business; and

      WHEREAS, as an express condition of Corporation's acquisition of Bottrell and continued employment of Employee by Corporation, both of which are to the benefit of "Employee", Corporation has requested that Employee enter, and Employee has agreed to enter, into this Confidentiality, Nonpiracy and Nonsolicitation Agreement.

      NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the future compensation to be paid to Employee, Employee agrees that he will treat all materials, and matter reflecting or relating to Corporation's business as confidential information and he will not disclose, divulge, copy or transmit such information in any way to any person outside of Corporation's employ during or after Employee's employment by Corporation. Employee agrees that the confidential information includes, without limitation, the Corporation's accounting books and records, contracts to which Corporation is a party, tax returns, customer account information, customer lists, policy expiration information, employee handbook and procedures, billing information, customer names, computer software and data stored in any computer or on any computer disk or on tape or by any other means relating to the Corporation's business operations, data and information about or relating to the Corporation's customers, insurance policies and related documents, surety bonds and related documents, customer files and other information reflecting or relating to Corporation's business.

         In the event of termination of Employee's employment or relationship with Corporation for any reason, Employee agrees to return all confidential information as herein described to Corporation and agrees that he will not, under any circumstances, retain, disclose, divulge, copy, transmit or use in any way this information memorized, printed, written or otherwise acquired concerning active or inactive accounts of the Corporation, its method of operation, business accounts or names of policy holders or other information. Employee understands that all business and customer accounts shall be and remain the property of Corporation and that he shall have no vested interest or right in any such business or customer accounts. Employee further agrees that he will not, directly or indirectly, make use of any such information concerning Corporation's business for his own benefit, or the benefit of any other person, firm or entity or divulge or disclose such information to any other person, firm or entity.

         Employee further agrees that for a period of twenty-four (24) months from the date of termination of the employment or relationship of Employee with Corporation for any reason he will not, directly or indirectly:

         (1) Contact any Corporation customer, policy holder, insured or other person for the purpose of inducing or attempting to induce such customer, policy holder, surety account, insured or other person to cancel, lapse or fail to renew an insurance policy, bond or other contract issued through Corporation;

         (2) Induce or attempt to induce any agent or employee of Corporation to terminate employment with the Corporation or to solicit or sell life, health or accident, property, casualty or other insurance or fidelity or surety bonds for any other entity;

         (3) Call on, solicit, attempt to obtain, accept, or in any way transact insurance or bond business with any of the customers of Corporation having a policy or bond issued through Corporation, nor, directly or indirectly, aid or assist any other person or entity in the solicitation of such customer, nor shall he serve as an insurance advisor, consultant or risk manager for any such insured or customer; or

         (4) Take any other action which shall be directly or indirectly competitive with Corporation with respect to customers of Corporation at the time of Employee's termination of his employment or other relationship with Corporation.

         Employee and Corporation agree that:

         (1) The remedy at law for any breach of the provisions of this Agreement is inadequate;

         (2) Corporation will be irreparably damaged in the event this Agreement is not specifically enforced; and

         (3) Corporation shall be entitled to injunctive relief against any breach or threatened breach of any provision of this Agreement in addition to damages and other remedies that may be available at law or in equity.

         Employee specifically agrees that an injunction may be issued requiring Employee to comply with the prohibitions contained in this Agreement. Employee further agrees that any remedy provided by this Agreement shall be cumulative and non-exclusive, and shall be in addition to any other remedy which Corporation may have at law or in equity. Specifically, the granting of injunctive relief shall not preclude the recovery of damages arising or resulting from the breach of this Agreement.

         Employee and Corporation agree that in the event Employee shall violate any prohibition contained in this Agreement and/or shall procure, obtain, accept or in any manner transact insurance business directly or indirectly, with any Corporation customer, policy holder, insured or other person holding or having held a policy or bond issued through Corporation as agent (collectively a "customer") during the twenty-four (24) month period in which such activity is prohibited under this Agreement then, in that event, Employee shall pay unto Corporation an amount equal to one hundred fifty percent (150%) of the average annual commissions payable with respect to all policies and bonds issued to or for the benefit of such customer through Corporation as agent, such average to be determined based on commissions payable for (i) the calendar year in which Employee first violates the prohibitions contained in this Agreement (the "Violation Year") and (ii) the calendar year preceding the Violation Year. Provided, however, that where no commissions shall have been payable in the calendar year preceding the Violation Year then the amount payable shall be one hundred fifty percent (150 %) of commissions payable in the Violation Year, and vice versa where no commissions shall have been payable in the Violation Year. Such commissions are to be determined on an annualized basis, and all commissions payable with respect to policies and bonds issued to or for the benefit of such customer shall be taken into account, without regard to whom such commissions shall be paid or payable. Employee's payment to Corporation shall be made in cash at the time the customer of Corporation is issued any policy or bond or made the beneficiary of any policy or bond in violation of this Agreement. The monetary damages provided for in this paragraph shall be available in addition to all other remedies available under this Agreement and all other remedies available at law or in equity.

         The invalidity, illegality or unenforceability of any particular provision of this Agreement shall not affect the other provisions. If any Court is called upon to construe the provisions of this Agreement and such Court finds any particular provision to be invalid, illegal or unenforceable as written then, in that event, such provision may be judicially modified so as to effectuate the intentions of the parties as closely as possible or if such provision cannot be judicially modified then it shall be deemed to be omitted and, in either case, all other provisions of this Agreement shall remain in full force and effect and shall be enforceable in accordance with their terms.

         This Agreement shall be effective when fully executed and shall remain in full force and effect through December 31 of the calendar year in which it was executed and shall continue in force from year to year thereafter so long as Employee is employed by or associated with Corporation or until this Agreement is replaced and superseded by a subsequent agreement. This Agreement shall not be construed to create an employment contract whereby Employee is guaranteed employment for any specified period of time or to in any way alter the rights of Corporation as the employer of Employee.

         WITNESS THE SIGNATURES of the parties this the ____ day of _______________, 1999.

                             TRUSTMARK INSURANCE AGENCY, INC.


                             By:
                                 -----------------------------------------------

                             Title:
                                   ---------------------------------------------

ATTEST:

---------------------------


                             EMPLOYEE:

                             By:
                                ------------------------------------------------

WITNESS TO THE SIGNATURE
OF EMPLOYEE:

---------------------------

                                   Exhibit J

                       Form of Confidentiality Agreement

                            CONFIDENTIALITY AGREEMENT

         Trustmark Insurance Agency, Inc., the successor by merger with Dan Bottrell Agency, Inc. (hereinafter referred to as the "Agency"), is engaged in a personal service business involving confidential information and personal relationships with insureds, the success of which business is in large part due to exclusive retention of confidential information and continuation of such personal relationships with insureds, and the undersigned agent or employee (hereinafter referred to as the "Employee") will have access to certain books, records, and customer lists of Agency, as well as information concerning its trade secrets, business methods and procedures and other materials and matters which are the property of the Agency and which enable the Agency to compete successfully in its business; and

         Employee agrees that he will treat all materials, books, records, and customer lists, trade secrets, business methods and procedures and other materials and matters relating to Agency's business as confidential information entrusted to him solely for his use as an employee of the Agency, and he will not divulge, copy, facsimile or otherwise reproduce such information in any way to persons outside of Agency's employ during or after Employee's employment.

         In the event of termination of Employee's employment or relationship with Agency for any reason, Employee agrees to return all customer lists, office procedures, educational materials, and other items to Agency and agrees that he will not, under any circumstances, retain, divulge, copy, facsimile or use in any way this information memorized, printed, written or otherwise acquired concerning active or inactive accounts of Agency, its methods of operation, business accounts or names of policy holders or other information. Employee understands that all business and policies shall be and remain the property of Agency and that he shall have no vested interest or right in any such business, policy or policies. Employee further agrees that he will not, directly or indirectly, make use of any such information concerning Agency's business for his own benefit, or the benefit of anyone else, nor divulge such information to anyone.

         Employee further agrees that for a period of twelve (12) months from the date of termination of the employment or relationship of Employee with Agency for any reason, he will not, directly or indirectly:

         (1) Contact any Agency policy owner, insured or other person for the purpose of inducing or attempting to induce such policy owner, insured or other person to cancel, lapse or fail to renew an insurance policy or other contract issued through Agency;

         (2) Induce or attempt to induce any agent or employee of Agency to terminate employment with Agency or to solicit or sell life, health or accident, property, casualty or other insurance for any other person or entity;

         (3) Call on, solicit, attempt to obtain, accept, or in any way transact insurance business from any of the customers of Agency having a policy issued through Agency, nor, directly or indirectly, aid or assist any other person or entity in the solicitation of such customer, nor shall he serve as an insurance advisor, consultant or risk manager for any such insured or customer; and

         (4) Take any other action which shall be directly or indirectly competitive with Agency with respect to customers of Agency at the time of termination of the employment or other relationship with Agency of the Employee.


                                  DATE:
                                        ----------------------------------------

                                  EMPLOYEE:
                                           -------------------------------------

                                ESCROW AGREEMENT


         This ESCROW AGREEMENT (THE "AGREEMENT") dated as of ______________, 1999, is made by and among TRUSTMARK INSURANCE AGENCY, INC., a Mississippi corporation ("TIA"), and the individuals set forth on the signature pages hereto, (EACH, A "SHAREHOLDER"), and TRUSTMARK NATIONAL BANK, a national banking association (THE "ESCROW AGENT").

                                    RECITALS

         A. TIA and Dan Bottrell Agency, Inc., a Mississippi, corporation ("Bottrell") have entered into that certain Merger Agreement dated as of February 4, 1999 ("Merger Agreement"), pursuant to which Bottrell will be merged with and into TIA (the "Merger").

         B. Because of the difficulty in valuing the Bottrell shares and the fact that the agreed upon value of those shares is premised upon the prospects for future growth and the continued employment of the Shareholder after the consummation of the Merger, pursuant to Section 8.8 of the Merger Agreement, the closing of the Merger is conditioned on the Shareholder's deposit of twenty percent (20%) of the shares of Trustmark Corporation common stock (the "Shares") to which the Shareholder is entitled pursuant to the Merger into escrow to be held and applied pursuant to this Agreement.

         C. Shareholder is willing and desires to enter the escrow arrangement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. APPOINTMENT OF ESCROW AGENT. TIA and Shareholder do hereby appoint and designate Escrow Agent as escrow agent for the purposes set forth herein, and Escrow Agent does hereby accept such appointment under the terms and conditions set forth herein.

         2. ESTABLISHMENT OF THE ESCROW. Simultaneously with the execution and delivery hereof, Shareholder shall deposit the number of shares of Trustmark Corporation, a Mississippi corporation, set forth opposite such Shareholder's name on Exhibit A hereto into an account (the "Escrow Account") designated by Escrow Agent. Escrow Agent shall maintain the Escrow Account and the Shares deposited therein (the "Escrow Shares") in separate subaccounts for each Shareholder, subject to the terms and conditions of this Agreement. Upon receipt and deposit in the Escrow Account of the Escrow Shares, Escrow Agent shall immediately notify TIA and Shareholder in writing that such Shares have been received, deposited into the Escrow Account, and held by Escrow Agent pursuant to this Agreement.

         3. ESCROW SHARES. Subject to Section 3(b)(i), the Escrow Shares will be held in escrow until December 31, 2001, and released on such date, in full or in part, in accordance with the following terms and conditions:

                  (a)      Performance Conditions.

                           (i) Each year, up to one-third (1/3) of the Escrow Shares will be deemed "vested" based on the ratio of TIA's net commission revenues arising out of its commercial operating division ("TIA's Commercial Revenues") to the following performance thresholds: $7.5 million in calendar year 1999, $8.4 million in calendar year 2000 and $9.4 million in calendar year 2001. For purposes of this Agreement, the term "Commercial Revenues" shall include property, casualty, surety and for so long as the Bottrell division of TIA is responsible for such personal lines of insurance, life and health insurance. In the event personal lines of insurance, life and health insurance are ever removed from the Bottrell division of TIA, TIA and Shareholder do hereby agree to adjust the performance thresholds set forth in this
                                    Section 3(a)(i) accordingly.

                           (ii) In the event that one hundred percent (100%) of the eligible Escrow Shares are not earned and vested in a particular calendar year, the Escrow Shares which were not vested will become vested, in whole or in part, at the end of each of the next succeeding calendar years through 2001 by the percentage equal to (1) the amount of TIA's Commercial Revenues in each succeeding calendar year in excess of the performance threshold for such year, divided by (2) the shortfall in TIA's Commercial Revenues for the preceding year. For example, if TIA's Commercial Revenues are $7.0 million in year one, the vesting percentage is 7.0/7.5 (or 93.3333%) for year one. To earn any of the unvested Escrow Shares, TIA's Commercial Revenues for the second year would have to exceed $8.4 million. If TIA's Commercial Revenues for the second year of operations were $8.75 million, then seventy percent
                                    ($350,000/$500,000) of the unvested Escrow
                                    Shares would be earned and become vested, and the remaining unvested Escrow Shares could be earned and become vested in year three if the performance threshold for that year is exceeded.

                           (iii) In the event that TIA's Commercial Revenues exceed the performance threshold for a particular calendar year, Shareholder shall be permitted to carryover and apply such overages to the next succeeding performance threshold in an amount not to exceed an aggregate of $500,000 for that particular year.

                  (b)      Warranty Conditions.

                           (i) As provided in the Merger Agreement, all representations, warranties and covenants by the Company shall survive the effective date of the Merger for two (2) years. In the event of a material breach by the Company of any representations, warranties or covenants contained in the Merger Agreement, the number of shares to which all Shareholders would otherwise be entitled at the end of the escrow period shall be reduced by a number of Shares equal to the amount of damages resulting from such breach or breaches divided by the market price value of a share of Trustmark Corporation stock on the date of the Merger, rounded up to the next higher whole number. Provided, Trustmark's recovery for such breach shall not exceed the value of the Escrow Shares and shall otherwise be nonrecourse to the Shareholder. Each Shareholder will be responsible only for its prorata portion of any liabilities under this Agreement. For purposes of this Escrow Agreement, a breach of any representation, warranty, or covenant contained in the Merger Agreement shall be "material" if separately or in the aggregate with any other such breach, results in a cost, loss, detriment or obligation to TIA in excess of $50,000. Escrow Agent shall be entitled to withhold disbursements of the Escrow Shares, and this Escrow Agreement shall continue until such time as any claim asserted hereunder is fully, finally and completely resolved.

                           (ii) If at any time during the term of this Agreement, Delphi Information Systems, Inc.
                                    (a) announces that it will discontinue
                                    before December 31, 2001 or (b) actually discontinues before December 31, 2001 supporting the Delphi Legacy Software System presently used by Bottrell, then TIA and Shareholders agree that the cost and expense of replacing, converting or upgrading the Delphi Legacy Software System shall be shared equally; provided, however, the aggregate cost to all Shareholders shall not exceed $125,000. In the event this paragraph 3 (b)(ii) becomes applicable, the number of Escrow Shares that have vested to Shareholders shall, subject to the $125,000 ceiling, be reduced by the number of Escrow Shares, calculated on the basis of the value of a share of Trustmark Corporation stock on the date of the Merger, rounded up to the next higher whole number, that represents one-half the value necessary to offset the cost and expense of replacing the Delphi Legacy Software System as of the date that Delphi Information Systems, Inc. either (a) announces that it will discontinue before December 31, 2001 or (b) actually discontinues before December 31, 2001 support for the Delphi Legacy Software System.

                  (c) Employment Conditions. In the event a Shareholder (a) voluntarily terminates his employment with TIA or (b) is terminated by TIA for just cause during the term of this Agreement, then such terminated Shareholder shall forfeit all vested and unvested Escrow Shares.

                  (d) Death or Disability. In the event of the death or disability of Shareholder during the term of this Agreement, then upon the expiration of this Agreement, such disabled Shareholder or the deceased Shareholder's estate, as the case may be, shall be entitled to receive the number of Escrow Shares that vested during the escrow period, notwithstanding the death or disability of such Shareholder, provided the Shareholder was employed by TIA on the date of death or disability.

                  (e) Annual Accounting. Annually, TIA shall provide Shareholder a written accounting of TIA's Commercial Revenues during the period, together with an itemized calculation setting forth the number of Escrow Shares that vested to the Shareholder during the preceding year. The final accounting shall also set forth the number of Escrow Shares, if any, that shall be returned to Trustmark.

                  (f) Ownership of Escrow Shares. The Escrow Shares will be owned by the Shareholder. As such, the Shareholder will be entitled to exercise all voting rights associated with the Escrow Shares and to receive all dividends payable thereon throughout the term of this Agreement. For purposes of Federal and other taxes based on income, Shareholder will report all income, if any, that is earned on, or derived from, the Escrow Shares in the taxable year or years in which such income is properly includible and will pay any taxes attributable thereto. Notwithstanding the foregoing, each Shareholder hereby grants to TIA and Escrow Agent a security interest in the Escrow Shares to secure TIA's and Escrow Agent's rights hereunder.

                  (g) Change of Control. In the event of a merger, consolidation, or other business combination in a transaction where Trustmark Corporation is being acquired or the acquisition of a majority of the outstanding shares of common stock or acquisition of a majority of the assets of Trustmark Corporation; then the performance thresholds solely for the calendar years 2000 and 2001 set forth in Section 3(a) herein shall be adjusted to the following performance thresholds: $8.0 million for the calendar year 2000 and $9 million for the calendar year 2001 if the change of control occurs in calendar years 1999 or 2000 and $9.0 million for the calendar year 2001 if the change of control occurs in calendar year 2001.

         4. DISBURSEMENT OF THE ESCROW SHARES. Escrow Agent shall retain control over the Escrow Shares and shall not disburse any Escrow Shares unless and until it receives either (i) a written notice (a "Joint Disbursement Notice") jointly executed by TIA and Shareholder instructing it to make such disbursement or other written instrument signed by TIA and Shareholder, except in the event of the death of disability of a Shareholder in which case the signature of all of the remaining Shareholders will be sufficient, or (ii) a final and non-appealable judgment, decree or order of a court of competent jurisdiction, whereupon Escrow Agent shall promptly deliver the Escrow Shares specified in such Joint Disbursement Notice, other written instrument or order in accordance with the instructions therein.

         5.       ESCROW AGENT'S UNDERTAKINGS AND LIMITATION OF LIABILITY.

                  (A) Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature. Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of, any agreement or instructions other than as set forth in this Agreement (whether or not the Escrow Agent has knowledge thereof).

                  (B) Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it and reasonably believed by it to be genuine and to have been executed and presented by the proper party or parties as provided pursuant to this Agreement. Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. Escrow Agent shall have no duty to solicit any payments that may be due to it hereunder.

                  (C) Escrow Agent shall not be liable for any action taken or omitted by it in good faith. Escrow Agent may consult with counsel of its choice and shall have full and complete authorization and protection for any action taken or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

                  (D) Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided that no resignation by Escrow Agent shall be effective until a bank of comparable standing designated by TIA, or by Escrow Agent if TIA has not designated a replacement escrow agent within five (5) business days after the date of Escrow Agent's notice of resignation, has agreed to serve as escrow agent in accordance with the terms of this Agreement, and provided further that from the date of said resignation until the delivery of the Escrow Shares to the successor escrow agent, Escrow Agent's sole duty hereunder shall be to retain and hold the Escrow Shares.

                  (E) Escrow Agent shall not be responsible for the performance of TIA or Shareholder under this Escrow Agreement or any other agreement.

                  (F) Escrow Agent shall not assume any responsibility or liability for the completeness, correctness or accuracy of any transactions between TIA and Shareholder or for the sufficiency of the Escrow Shares in connection therewith.

         6. COMPLETENESS OF ESCROW AGENT COMPENSATION. Escrow Agent agrees to serve as Escrow Agent without compensation, however TIA and Shareholder hereby agree that each party will pay or reimburse Escrow Agent upon receipt of a written request from Escrow Agent (including relevant supporting documentation) for one-half of all reasonable out-of-pocket expenses, disbursements and advances, including reasonable attorneys fees, incurred or made by it in connection with the performance or termination of this Agreement. In the event Escrow Agent resigns from its duties hereunder, TIA and Shareholder shall each be responsible for one- half of the fees due and payable to any successor escrow agent designated hereunder.

         7. INDEMNIFICATION. TIA and Shareholder agree jointly and severally to indemnify Escrow Agent for, and to hold it harmless against, any loss, cost, damage, liability or expense arising out of or in connection with this Agreement and the carrying out of its duties hereunder, including, without limitation, costs of investigation and the reasonable costs and expenses of defending itself against any claim or liability, except in those cases where Escrow Agent has been guilty of gross negligence or willful misconduct. Notwithstanding any provision of this Agreement to the contrary, Escrow Agent shall not be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7 shall survive the termination of this Agreement.

         8. CONFLICT WITH TERMS OF AGREEMENT. In the event that Escrow Agent receives instructions, claims or demands from TIA or Shareholder that, in its opinion, conflict with any provision of this Agreement, or is otherwise uncertain of its rights and duties hereunder, it shall without liability of any kind be entitled to refrain from taking any action, and its sole obligation in such instances shall be to keep safely the Escrow Shares until it shall be directed otherwise in writing by all of the other parties hereto or by a final and non-appealable judgment, decree or order of a court of competent jurisdiction. Escrow Agent may deposit the Escrow Shares into a court of competent jurisdiction and upon such deposit, Escrow Agent shall be relieved of any further liability or responsibility with respect thereto.

         9. TERMINATION. This Agreement shall be terminated (a) upon disbursement or release of all of the Escrow Shares by Escrow Agent, (b) by written consent signed by all parties, except in the event of the death or disability of a Shareholder, in which case the signature of all of the remaining Shareholders will be sufficient; (c) by Escrow Agent, pursuant to Section 6(D) hereof; (d) by TIA and Shareholder upon written notice to Escrow Agent; or (e) by payment of the Escrow Shares into a court of competent jurisdiction in accordance with Section 4 hereof. This Agreement shall not be otherwise terminated.

         10.      NOTICES.

                  (A) All notices and communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered if delivered in person, (ii) the next business day after being sent via a nationally recognized overnight courier service or telecopier, provided that the notifying party receives electronic confirmation of the notified party's receipt of the telecopied notice, or (iii) upon receipt if sent by certified or registered mail, postage prepaid and return receipt requested, to the appropriate party at the address specified below:

                           If to Escrow Agent:

                           Trustmark National Bank
                           248 East Capitol Street (zip 39201)
                           Post Office Box 291
                           Jackson, Mississippi 39205
                           Attention: Gerard R. Host

                           If to TIA:

                           Trustmark Insurance Agency, Inc.
                           Attention: Richard G. Hickson
                           1675 Highway 80 East (39208)
                           Post Office Box 22822
                           Flowood, Mississippi  39225-2822

                           With a copy to:

                           Granville Tate, Jr.
                           Brunini, Grantham, Grower & Hewes, PLLC
                           1400 Trustmark Building (39201)
                           Post Office Drawer 119
                           Jackson, Mississippi  39205-0119

                           If to Shareholder:

                           at the address designated
                           on Exhibit A hereto

                           With a copy to:

                           Don B. Cannada, Esq.
                           Butler, Snow, O'Mara, Stevens
                              & Cannada, PLLC
                           Post Office Box 22567
                           Suite 1700
                           Deposit Guaranty Plaza
                           210 East Capitol Street
                           Jackson, MS 39225-2567

or at such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested. In the event that Escrow Agent, in its sole discretion, determines that an emergency exists, Escrow Agent may use such other means of communicating with Shareholder and/or TIA as Escrow Agent reasonably deems advisable.

                  (B) All notices sent by Escrow Agent to TIA shall be copied to Shareholder and all notices sent by Escrow Agent to Shareholder shall be copied to TIA. All notices sent by Shareholder to Escrow Agent shall be copied to TIA and all notices sent by TIA to Escrow Agent shall be copied to Shareholder. In each case, all copied notices shall be sent to the addresses described in Section 10(A) above and delivered in the same manner as the notice.

         11. WAIVER OR AMENDMENT. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto, except in the event of the death or disability of a Shareholder in which case the signature of all of the remaining Shareholders will be sufficient.

         12. ASSIGNMENT. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties.

         13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. MERGER OR CONSOLIDATION OF ESCROW AGENT. Any corporation into which Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of Escrow Agent in its individual capacity may be transferred, shall be Escrow Agent under this Agreement without further act.

         15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without regard to its policies and principles of conflicts or laws, and any action brought hereunder shall be brought in the courts of the State of Mississippi, located in the County of Hinds. Each party hereto irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to the jurisdiction of said courts and the service of process from such courts by mail or by any other means permitted by applicable law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                  TIA:

                                  TRUSTMARK INSURANCE AGENCY, INC.


                                  By:
                                      ------------------------------------------
                                        Richard G. Hickson, its Chairman of the
                                        Board and Chief Executive Officer

                                  SHAREHOLDER:


                                  ----------------------------------------------
                                   William E. French

                                  ----------------------------------------------
                                   Jerry G. Veazey, Jr.

                                  ----------------------------------------------
                                   S. Lyle Bates, Jr.

                                  ----------------------------------------------
                                   Thomas Lee Joyner, III

                                  ----------------------------------------------
                                   Eric H. Donahoe

                                  ----------------------------------------------
                                   Jimmy A. Armstrong

                                  ----------------------------------------------
                                   Douglas M. Ferris

                                  ----------------------------------------------
                                   Robert L. Elliott

                                  ----------------------------------------------
                                   Jerry Eugene Horner, Jr.

                                  ----------------------------------------------
                                   C. Ray Dixon, Jr.

                                  ----------------------------------------------
                                   Guy M. Parker, Jr.

                                  ----------------------------------------------
                                   Jason J. Young

                                  ESCROW AGENT:

                                  TRUSTMARK NATIONAL BANK


                                  By:
                                          --------------------------------------

                                  Name:
                                          --------------------------------------

                                  Title:
                                          --------------------------------------

                                    EXHIBIT A


                                                        Number of Shares
Shareholder                                          Deposited into Escrow                                  % Total
-----------                                          ---------------------                                  -------

William E. French                                                                                             42.8%


Jerry G. Veazey, Jr.                                                                                          16.1%


S. Lyle Bates, Jr.                                                                                             8.9%


Thomas Lee Joyner, III                                                                                         7.1%


Eric H. Donahoe                                                                                                7.1%


Jimmy A. Armstrong                                                                                             3.6%


Douglas M. Ferris                                                                                              3.6%


Robert L. Elliott                                                                                              3.6%


Jerry Eugene Horner, Jr.                                                                                       2.5%


C. Ray Dixon, Jr.                                                                                              2.2%


Guy M. Parker, Jr.                                                                                             1.8%


Jason J. Young                                                                                                 0.7%
                                                                                                             ------

TOTALS                                                                                                       100.0%
                                                     --------                                                ======

                                                     ========

                                     ANNEX B

  Article 13 of the Mississippi Business Corporation Act - Dissenters' Rights

ARTICLE 13.  DISSENTERS' RIGHTS

SUBARTICLE A.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 79-4-13.01. DEFINITIONS.

In this article:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 79-4-13.02. RIGHT TO DISSENT.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (i)   Alters or abolishes a preferential right of the shares;

                  (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                  (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                  (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                  (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either (i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

(c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 79-4-13.03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

SECTION 79-4-13.20. NOTICE OF DISSENTERS' RIGHTS.

(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

SECTION 79-4-13.21. NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

SECTION 79-4-13.22. DISSENTERS' NOTICE.

(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

(b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more that sixty (60) days after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this article.

SECTION 79-4-13.23. DUTY TO DEMAND PAYMENT.

(a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to
Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his shares under subsection
(a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SECTION 79-4-13.24. SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SECTION 79-4-13.25. PAYMENT.

(a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenters' right to demand payment under
         Section 79-4-13.28; and

         (5) A copy of this article.

SECTION 79-4-13.27. AFTER-ACQUIRED SHARES.

(a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

SECTION 79-4-13.28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

SECTION 79-4-13.30. COURT ACTION.

(a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

SECTION 79-4-13.31. COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                     ANNEX C

                          Bottrell Financial Statements

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                            PAGE
DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

     Independent Auditors' Report                                                                            C-3

     Consolidated Balance Sheets as of September 30, 1998 (unaudited)
         and December 31, 1997 and 1996                                                                      C-4

     Consolidated Statements of Earnings for the nine month periods ended
        September 30, 1998 and 1997 (unaudited) and the
        years ended December 31, 1997 and 1996                                                               C-5

     Consolidated Statements of Stockholders' Equity for the nine month period ended September 30, 1998 (unaudited) and
        the years ended December 31, 1997 and 1996                                                           C-6

     Consolidated Statements of Cash Flows for the nine month periods ended
        September 30, 1998 and 1997 (unaudited) and the years
        ended December 31, 1997 and 1996                                                                     C-7

     Notes to Consolidated Financial Statements                                                              C-8

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Dan Bottrell Agency, Inc.:


We have audited the consolidated balance sheets of Dan Bottrell Agency, Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Agency's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dan Bottrell Agency, Inc. and subsidiary at December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                  /s/ KPMG Peat Marwick LLP


Jackson, Mississippi
January 23, 1998, except for
    note 8 which is as of
    January 28, 1999

                    DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                September 30, 1998 and December 31, 1997 and 1996


                                                                    (Unaudited)
                                                                    September 30                 December 31
                                                                   ---------------     -------------------------------
                           Assets                                        1998              1997               1996
                                                                   ---------------     ------------       ------------

Current assets:
     Cash and cash equivalents                                      $  5,185,623          3,922,903          2,659,702
     Trade accounts receivable, less allowance for doubtful
         receivables of $192,000, $115,000 and $145,000                3,778,514          3,166,937          3,260,837
     Income taxes receivable                                              20,466            240,166               --
     Deferred income taxes                                                78,000             63,000             76,000
     Other current assets                                                 62,955            119,570             69,833
                                                                    ------------         ----------         ----------
                  Total current assets                                 9,125,558          7,512,576          6,066,372
                                                                    ------------         ----------         ----------

Investments:
     Corporate stock available for sale                                  257,395            360,335            202,842
     Cash surrender value of life insurance                              630,307            563,236            429,889
                                                                    ------------         ----------         ----------
                  Total investments                                      887,702            923,571            632,731
                                                                    ------------         ----------         ----------

Property and equipment, at cost                                          918,279            884,830            911,684
     Less accumulated depreciation                                       798,298            803,022            812,027
                                                                    ------------         ----------         ----------
                  Net property and equipment                             119,981             81,808             99,657
                                                                    ------------         ----------         ----------

Deferred income taxes                                                     87,000             34,000            106,000

Intangible assets, net of accumulated amortization
     of $671,073, $611,311 and $501,115                                   80,402            140,165            250,361
                                                                    ------------         ----------         ----------

                  Total assets                                      $ 10,300,643          8,692,120          7,155,121
                                                                    ============         ==========         ==========

            Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable to insurance companies                        $  3,659,780          3,223,504          2,743,913
     Accrued expenses and other current liabilities                    1,985,549          1,357,864          1,456,436
     Income taxes payable                                                   --                 --                9,057
     Current installments of long-term debt                                9,077            175,454            353,654
     Accrual for self-funded health insurance                             49,228             49,228             49,228
                                                                    ------------         ----------         ----------
                  Total current liabilities                            5,703,634          4,806,050          4,612,288
                                                                    ------------         ----------         ----------

Long-term debt, excluding current installments                              --                 --              165,733

Stockholders' equity:
     Common stock of $1 par value.  Authorized 1,000,000
         shares; issued 28,010, 28,010 and 26,910                         28,010             28,010             26,910
     Additional paid-in capital                                        2,006,656          2,006,656          1,835,370
     Retained earnings                                                 2,693,069          1,917,965            556,071
     Stock purchase notes receivable                                    (250,938)          (263,227)          (141,382)
     Accumulated other comprehensive income, net of
         deferred taxes of $73,000, $118,000 and $60,000                 120,212            196,666            100,131
                                                                    ------------         ----------         ----------
                  Net stockholders' equity                             4,597,009          3,886,070          2,377,100
                                                                    ------------         ----------         ----------

                  Total liabilities and stockholders' equity        $ 10,300,643          8,692,120          7,155,121
                                                                    ============         ==========         ==========

See accompanying notes to consolidated financial statements.

                    DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                       Consolidated Statements of Earnings

          For the Nine Month Periods Ended September 30, 1998 and 1997
                 and the Years Ended December 31, 1997 and 1996


                                                                     (Unaudited)
                                                                     September 30                         December 31
                                                            ------------------------------      --------------------------------
                                                                1998              1997              1997               1996
                                                            -------------     ------------      -------------       ------------

Insurance commission income, net                             $ 5,877,686         6,307,468         7,916,581          7,260,840

Selling, general and administrative expenses:
     Compensation and benefits                                 3,777,868         3,430,821         4,681,005          4,463,962
     Office occupancy and office supplies                        367,886           350,179           464,824            467,920
     Travel, meals and entertainment                             265,412           244,775           319,673            267,485
     Amortization of intangible assets                            59,762            83,897           110,196            157,048
     Advertising and public relations                             26,521            59,481            81,841             72,712
     Dues, licenses and fees                                      36,197            38,510            62,287             50,606
     Bad debts                                                    66,945            24,808            45,831            108,738
     Professional fees                                            47,684            40,209            52,936             38,018
     Other                                                       136,933            72,750            76,129            130,602
                                                             -----------       -----------       -----------        -----------
                                                               4,785,208         4,345,430         5,894,722          5,757,091
                                                             -----------       -----------       -----------        -----------

                  Operating income                             1,092,478         1,962,038         2,021,859          1,503,749
                                                             -----------       -----------       -----------        -----------

Other income (expense):
     Interest, net                                               166,971           105,803           188,391            144,689
     Other                                                         9,715            (2,491)           (1,356)            16,474
                                                             -----------       -----------       -----------        -----------
                                                                 176,686           103,312           187,035            161,163
                                                             -----------       -----------       -----------        -----------

                  Earnings before income taxes                 1,269,164         2,065,350         2,208,894          1,664,912

Income tax expense                                               494,060           772,000           847,000            651,400
                                                             -----------       -----------       -----------        -----------

                  Net earnings                               $   775,104         1,293,350         1,361,894          1,013,512
                                                             ===========       ===========       ===========        ===========


Basic per share data:
     Net earnings available to common
         shareholders                                        $     27.67             47.94             50.46              38.40
                                                             ===========       ===========       ===========        ===========

     Weighted average shares outstanding                          28,010            26,977            26,988             26,395
                                                             ===========       ===========       ===========        ===========

Diluted per share data:
     Net earnings available to common
         shareholders                                        $     27.67             46.27             48.71              37.20
                                                             ===========       ===========       ===========        ===========

     Weighted average shares outstanding                          28,010            27,953            27,958             27,243
                                                             ===========       ===========       ===========        ===========


See accompanying notes to consolidated financial statements.

                    DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity

           For the Nine Month Period Ended September 30, 1998 and the
                     Years Ended December 31, 1997 and 1996


                                                                                            Stock       Accumulated
                                                             Additional                   purchase        other            Net
                                                  Common       paid-in       Retained       notes      comprehensive   stockholders'
                                                   stock       capital       earnings     receivable       income         equity
                                                 ---------   -----------    ----------   ------------  -------------   -------------

Audited:
   Balance at December 31, 1995                   $ 26,310     1,747,340     (457,441)    (63,104)            --          1,253,105

   Sale of 600 shares of common stock                  600        88,030         --          --               --             88,630

   Receivables from stockholders, net of
       collections of $7,852                          --            --           --       (78,278)            --            (78,278)

   Unrealized gain on corporate stock, net
       of deferred taxes of $60,000                   --            --           --          --            100,131          100,131

   Net earnings                                       --            --      1,013,512        --               --          1,013,512
                                                  --------     ---------   ----------    --------         --------       ----------

   Balance at December 31, 1996                     26,910     1,835,370      556,071    (141,382)         100,131        2,377,100

   Sale of 1,100 shares of common stock              1,100       171,286         --          --               --            172,386

   Receivables from stockholders, net of
       collections of $50,541                         --            --           --      (121,845)            --           (121,845)

   Unrealized gain on corporate stock, net
       of deferred taxes of $58,000                   --            --           --          --             96,535           96,535

   Net earnings                                       --            --      1,361,894        --               --          1,361,894
                                                  --------     ---------   ----------    --------         --------       ----------

   Balance at December 31, 1997                     28,010     2,006,656    1,917,965    (263,227)         196,666        3,886,070

Unaudited:
   Collections from stockholders                      --            --           --        12,289             --             12,289

   Unrealized loss on corporate stock, net
       of deferred taxes of $45,000                   --            --           --          --            (76,454)         (76,454)

   Net earnings                                       --            --        775,104        --               --            775,104
                                                  --------     ---------   ----------    --------         --------       ----------

   Balance at September 30, 1998                  $ 28,010     2,006,656    2,693,069    (250,938)         120,212        4,597,009
                                                  ========     =========   ==========    ========         ========       ==========


See accompanying notes to consolidated financial statements.

                    DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

          For the Nine Month Periods Ended September 30, 1998 and 1997
                 and the Years Ended December 31, 1997 and 1996

                                                                        (Unaudited)
                                                                       September 30                           December 31
                                                               ------------------------------         ------------------------------
                                                                  1998                1997               1997               1996
                                                               -----------         ----------         ----------         ----------
Cash flows from operating activities:
    Net earnings                                               $   775,104          1,293,350          1,361,894          1,013,512
    Adjustments to reconcile net earnings to net
       cash provided by operating activities:
          Depreciation and amortization                             83,747            114,935            145,681            196,974
          Loss on disposal of property and equipment                  --                  495                495              1,163
          Compensation expense for transfer of assets
              to employees                                            --                 --                6,000               --
          Provision for bad debts                                   66,945             24,808             45,831            108,738
          Deferred income taxes                                    (23,000)            (1,000)            27,000            (13,000)
          Officers' life insurance                                  24,814            (18,279)           (38,293)            18,572
          Income recognized on receipt of stock                    (18,514)            (2,958)            (2,958)              --
          Changes in operating assets and liabilities:
              Trade accounts receivable                           (678,522)          (748,890)            48,069           (482,699)
              Income taxes receivable                              219,700               --             (240,166)              --
              Other current assets                                  56,615             27,791            (49,737)             5,795
              Accounts payable to insurance companies              436,276          2,002,357            479,591           (588,392)
              Accrued expenses and other current
                  liabilities                                      627,685            189,679            (98,572)           537,521
              Income taxes payable                                    --               66,295             (9,057)          (178,416)
              Accrual for self-funded health insurance                --                 --                 --               12,822
                                                               -----------         ----------         ----------         ----------
                  Net cash provided by
                      operating activities                       1,570,850          2,948,583          1,675,778            632,590
                                                               -----------         ----------         ----------         ----------

Cash flows from investing activities:
    Increase in cash surrender value of life insurance             (91,885)           (81,732)           (95,054)          (133,542)
    Additions to property, plant and equipment                     (62,157)           (12,815)           (24,131)           (43,916)
    Purchase of corporate stock available for sale                    --                 --                 --              (20,836)
    Proceeds from sale of equipment                                   --                 --                 --                   75
                                                               -----------         ----------         ----------         ----------
                  Net cash used by investing activities           (154,042)           (94,547)          (119,185)          (198,219)
                                                               -----------         ----------         ----------         ----------

Cash flows from financing activities:
    Principal repayments of long-term debt                        (166,377)          (276,942)          (343,933)          (432,035)
    Sale of common stock                                            12,289             31,380             50,541             10,352
                                                               -----------         ----------         ----------         ----------
                  Net cash used by financing activities           (154,088)          (245,562)          (293,392)          (421,683)
                                                               -----------         ----------         ----------         ----------

Net increase in cash and cash equivalents                        1,262,720          2,608,474          1,263,201             12,688

Cash and cash equivalents at beginning of period                 3,922,903          2,659,702          2,659,702          2,647,014
                                                               -----------         ----------         ----------         ----------

Cash and cash equivalents at end of period                     $ 5,185,623          5,268,176          3,922,903          2,659,702
                                                               ===========         ==========         ==========         ==========

Supplemental disclosures:
    Income taxes paid                                          $   396,000            697,188          1,055,650            851,928
                                                               ===========         ==========         ==========         ==========

    Interest paid                                              $     3,791             16,906             20,068             50,824
                                                               ===========         ==========         ==========         ==========


See accompanying notes to consolidated financial statements

                    DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    PRINCIPLES OF CONSOLIDATION AND ORGANIZATION

              The consolidated financial statements include the accounts of Dan Bottrell Agency, Inc. (the Agency) and its wholly-owned subsidiary, American Rural Housing Insurance Agency, Inc. (American). All significant intercompany transactions and balances have been eliminated in consolidation. The Agency and American are independent agencies which provide insurance to their customers through major insurance companies.

       (b)    INVESTMENT IN CORPORATE STOCK

              In 1996, the Agency adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this Statement, the Agency's investment in corporate stock is classified as available for sale and is reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related deferred income taxes.

       (c)    AMORTIZATION

              Goodwill and organizational costs are amortized over five years using the straight-line method. Covenants not-to-compete are amortized over the original terms of the agreements on a straight-line basis. Insurance renewal rights are amortized using the sum-of-the-months digit method over the estimated useful lives.

       (d)    DEPRECIATION

              Depreciation is provided over the estimated useful lives of the respective assets using accelerated methods.

       (e)    INCOME TAXES

              Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

                    DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       (f)    BUSINESS AND CREDIT CONCENTRATIONS

              The Agency's trade receivables are primarily concentrated with construction and other companies and individuals. The Agency performs on-going credit evaluations of its customers and generally does not require collateral on trade receivables. The Agency believes that trade receivables are well diversified, thereby reducing potential credit risk, and that an adequate allowance is maintained for any uncollectible trade receivables. At December 31, 1997 and 1996, the Agency did not have a significant concentration of premiums written or accounts receivable with any single customer.

       (g)    CASH AND CASH EQUIVALENTS

              For purposes of the statement of cash flows, the Agency considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

       (h)    NET EARNINGS PER SHARE

              Basic net earnings per share is based on net earnings available to common shareholders divided by the weighted average number of shares outstanding during each year. Diluted net earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the Agency's earnings. The dilutive effect of securities and contracts potentially convertible to common stock is calculated using the treasury stock method.

       (i)    USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures regarding contingent assets and liabilities. Actual results could differ from those estimates.

       (j)    NEW ACCOUNTING PRONOUNCEMENT (UNAUDITED)

              In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income. SFAS No. 130 defines comprehensive income as all changes in equity of an enterprise during a period except those resulting from stockholder transactions. Components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as existing financial statements. The Agency adopted this standard during 1998.

                   DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


              Following is a comparison of comprehensive income for the nine months ended September 30, 1998 and 1997:

                                                                            1998              1997
                                                                         ---------         ----------

              Net income                                                 $ 775,104          1,293,350
              Other comprehensive income:
                 Unrealized loss on corporate stock available for
                   sale, net of tax                                        (76,454)           (36,663)
                                                                         ---------         ----------
              Comprehensive income                                       $ 698,650          1,256,687
                                                                         =========         ==========

       (k)    RECLASSIFICATIONS

              Certain 1996 amounts have been reclassified to conform with the 1997 presentation.

(2)    INTERIM UNAUDITED FINANCIAL INFORMATION

       The accompanying interim unaudited financial information for the nine month periods ended September 30, 1998 and 1997 has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the results of the Agency's operations and cash flows for the nine month periods ended September 30, 1998 and 1997 have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

(3)    PROPERTY AND EQUIPMENT

       A summary of property and equipment follows:

                                                DECEMBER 31
                                         --------------------------
                                           1997              1996
                                         ---------        ---------

          Leasehold improvements         $ 119,557          119,557
          Furniture and equipment          754,590          730,458
          Automobiles                       10,683           61,669
                                         ---------        ---------

                                         $ 884,830          911,684
                                         =========        =========

                    DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(4)    LONG-TERM DEBT

       A summary of long-term debt follows:

                                                                                            DECEMBER 31
                                                                                   --------------------------------
                                                                                      1997                 1996
                                                                                   ----------           -----------

          Note payable to Aetna Casualty and Surety Company,
            repaid in May 1997                                                      $     --                81,813

          Note payable to Aetna Casualty and Surety Company, collateralized by property and equipment and accounts receivable, payable in monthly installments of $11,346 through July 1998, interest at a variable
            rate                                                                       77,856              205,160

          Note payable to Aetna Casualty and Surety Company, collateralized by property and equipment and accounts receivable, payable in monthly installments of $9,116 through October 1998, interest at a variable
            rate                                                                       89,006              190,794

          Note payable to commercial bank, collateralized by all property and equipment, payable in monthly installments of $2,922 through March
            1998, interest at 7.75%                                                     8,592               41,620
                                                                                    ---------             --------
                                                                                      175,454              519,387
          Less current installments of long-term debt                                 175,454              353,654
                                                                                    ---------             --------
                          Long-term debt, excluding current
                              installments                                          $     --               165,733
                                                                                    =========             ========

       In May 1990, July 1991 and October 1993, the Agency borrowed $1,150,000, $785,470 and $483,000 from Aetna Casualty and Surety Company (Aetna) for the purchase of 14,000, 7,000 and 10,000 shares, respectively, of the Agency's common stock. The interest rate on these notes varies depending on the premiums written by the Agency with Aetna and the losses incurred on such policies. Under terms of the debt agreements, the Agency is required to meet certain financial covenants relating to current ratio, fixed charges, debt to equity and accounts receivable to accounts payable. At December 31, 1997, the Agency was in compliance with the financial covenants.

(5)    INCOME TAXES

       Total income tax expense was allocated as follows:

                                                                          1997             1996
                                                                        ---------        ---------

          Earnings before income taxes                                  $ 847,000          651,400
          Stockholders' equity, for unrealized gain on corporate
             stock, including impact of adopting SFAS No. 115              58,000           60,000
                                                                        ---------        ---------

                                                                        $ 905,000          711,400
                                                                        =========        =========

                   DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       Components of income tax expense (benefit) are as follows:

                                             1997                                        1996
                              ------------------------------------        ------------------------------------

                                Current     Deferred       Total            Current     Deferred       Total
                                -------     --------       -----            -------     --------       -----

          Federal             $  712,000       24,000      736,000           576,700     (11,700)      565,000
          State                  108,000        3,000      111,000            87,700      (1,300)       86,400
                              ----------       ------      -------           -------     -------       -------

                              $  820,000       27,000      847,000           664,400     (13,000)      651,400
                              ==========       ======      =======           =======     =======       =======

       Actual tax expense differs from the "expected" tax expense using the Federal corporate rate of 34% as follows:

                                                                             1997              1996
                                                                         ----------           -------

           Computed "expected" tax expense                               $  751,024           566,070
           Increase (reduction) resulting from:
           State income taxes, net of Federal
                income tax benefit                                           73,483            56,996
           Officers' life insurance                                         (13,020)            6,314
           Meals and entertainment expense                                   14,530            13,394
           Other                                                             20,983             8,626
                                                                         ----------           -------
                                                                         $  847,000           651,400
                                                                         ==========           =======


       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1997 and 1996 are as follows:

                                                                            1997             1996
                                                                         ---------           ------

           Deferred tax assets:
             Allowance for doubtful receivables                          $  43,053           54,085
             Depreciation of property and equipment                         20,162           23,731
             Covenants not-to-compete                                       30,449           59,431
             Purchased renewal rights                                       98,740           80,893
             Group health plan                                              18,429           18,362
             Other                                                           4,167            5,498
                                                                         ---------           ------
                               Total gross deferred tax assets             215,000          242,000
           Deferred tax liability
                Unrealized gain on corporate stock                         118,000           60,000
                                                                         ---------           ------

                                Net deferred tax asset                   $  97,000          182,000
                                                                         =========          =======


       Based upon the level of historical taxable income and anticipated future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Agency will realize the benefits of these deductible differences and that a valuation allowance is not necessary at December 31, 1997.

                    DAN BOTTRELL AGENCY, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(6)    LEASES

       The Agency leases office space under a noncancelable operating lease expiring in 2002. Rent expense for 1997 and 1996 was $224,588 and $207,984, respectively. Management expects that in the normal course of business this lease will be renewed or replaced by a similar lease.

       Future minimum payments under this lease at December 31, 1997 follow:

           1998                          $    218,038
           1999                               218,038
           2000                               218,038
           2001                               218,038
           2002                               146,025
                                         ------------
                                         $  1,022,177
                                         ============

(7)    PROFIT SHARING AND STOCK OPTION PLANS

       The Agency has a profit sharing plan covering substantially all of its employees. The amount of the annual contribution to the profit sharing plan is determined by the Board of Directors and is not more than the maximum allowable under the Internal Revenue Code. Profit sharing expense was $401,083 and $391,513 in 1997 and 1996, respectively.

       The Agency has an incentive stock option plan for key employees. Options were exercised for 1,000 shares ($138.18 per share) during 1997 and for 500 shares ($123.11 per share) during 1996. No options were granted during 1996 or 1997 and no options were outstanding at December 31, 1997.

(8)    SUBSEQUENT EVENT

       On January 28, 1999, the Agency's Board of Directors approved a resolution to enter into an agreement and plan of merger (the Merger Agreement) with Trustmark Corporation, a Mississippi corporation, and its wholly-owned subsidiary, Trustmark Insurance Agency, which is expected to close in the first quarter of 1999. In accordance with the terms of the Merger Agreement, each of the issued and outstanding shares of the Agency's common stock will be converted into a number of shares of Trustmark Corporation newly issued common stock as determined pursuant to the Merger Agreement. Consummation of the merger is subject to the approval of the shareholders of the Agency and the Mississippi Department of Insurance.

                                     Part II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Article VI, Section 2 of the bylaws of Trustmark Corporation, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors) officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of the corporation. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.

         In addition, pursuant to the Mississippi Business Corporation Act ("MBCA"), directors and officers are entitled to indemnification in certain events as summarized below:

         The MBCA provides for indemnification of directors and officers in certain events. Directors and officers are entitled to indemnification if they are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person is a party because he was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may indemnify an individual who is a party to a proceeding because he is or was a director or officer against a liability incurred in the proceeding if the person conducted himself in good faith and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful or, he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation. Unless ordered by a court, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct specified above, or, in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

         A corporation may, additionally, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by the director or officer who is a party to a proceeding under certain circumstances.

ITEM 21.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    EXHIBIT
      NO.                                          DESCRIPTION
      ---                                          -----------

       2.        Merger Agreement and Escrow Agreement                                            **

       3.        Articles of Incorporation of
                 Trustmark Corporation                                                            *

      3.1        Bylaws of Trustmark Corporation                                                  *

       5.        Proposed Opinion of Brunini,
                 Grantham, Grower, & Hewes, PLLC                                                  Exhibit 5

       8.        Proposed Tax Opinion of Brunini,
                 Grantham, Grower, & Hewes, PLLC                                                  Exhibit 8

      10.        Material Contracts                                                               *

      13.        Annual Report to Security Holders                                                *

      13.1       Quarterly Report to Security Holders                                             *

      21.        Subsidiaries of Registrant                                                       *

      23.1       Consent of Arthur Andersen LLP                                                   Exhibit 23.1

      23.2       Consent of KPMG Peat Marwick LLP                                                 Exhibit 23.2

      23.3       Consent of Brunini, Grantham,
                 Grower, & Hewes, PLLC                                                            Exhibit 23.3

       27        Financial Data Schedule                                                          *

       99        Form of Letter to Shareholders, Notice of Special                                Exhibit 99
                 Meeting and Proxy to be used
                 in connection with the Bottrell Special Meeting


(*)      Included in documents incorporated by reference

(**)     Shown as Annex A

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Trustmark pursuant to Trustmark's bylaws, or otherwise, Trustmark has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Trustmark of expenses incurred or paid by a director, officer or controlling person of Trustmark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Trustmark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Jackson, State of Mississippi on February 18, 1999.

                                           TRUSTMARK CORPORATION


                                  BY:      /s/ RICHARD G. HICKSON
                                           -------------------------------------
                                           RICHARD G. HICKSON, President
                                           and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                                   TITLE                           DATE
          ---------                                                   -----                           ----

/s/ GERARD R. HOST                                            Principal Financial &             February 18, 1999
-------------------------------                               Accounting Officer of
Gerard R. Host                                                Trustmark


                                                              Chairman                          ___________, 1999
-------------------------------
Frank R. Day


/s/ RICHARD G. HICKSON                                        Director & Chief                  February 18, 1999
-------------------------------                               Executive Officer
Richard G. Hickson


                                                              Director                          ___________, 1999
-------------------------------
J. Kelly Allgood


/s/ REUBEN V. ANDERSON                                        Director                          February 18, 1999
-------------------------------
Reuben V. Anderson


/s/ JOHN L. BLACK, JR.                                        Director                          February 18, 1999
-------------------------------
John L. Black, Jr.


                                                              Director                          ___________, 1999
-------------------------------
Robert P. Cooke, III


                                                              Director                          ___________, 1999
-------------------------------
William C. Deviney, Jr.


/s/ D. G. FOUNTAIN, JR.                                       Director                          February 18, 1999
-------------------------------
D. G. Fountain, Jr.


          SIGNATURE                                                   TITLE                           DATE
          ---------                                                   -----                           ----

/s/ GERALD GARNETT                                            Director                        FEBRUARY 18, 1999
-------------------------------
Gerald Garnett


/s/ MATTHEW L. HOLLEMAN, III                                  Director                        FEBRUARY 18, 1999
-------------------------------
Matthew L. Holleman, III


                                                              Director                          _________, 1999
-------------------------------
Fred A. Jones


/s/ T. H. KENDALL, III                                        Director                        FEBRUARY 18, 1999
-------------------------------
T. H. Kendall, III


                                                              Director                          _________, 1999
-------------------------------
Larry L. Lambiotte


                                                              Director                          _________, 1999
-------------------------------
Robert V. Massengill


/s/ DONALD E. MEINERS                                         Director                        FEBRUARY 18, 1999
-------------------------------
Donald E. Meiners


/s/ WILLIAM NEVILLE, III                                      Director                        FEBRUARY 18, 1999
-------------------------------
William Neville, III


/s/ RICHARD H. PUCKETT                                        Director                        FEBRUARY 18, 1999
-------------------------------
Richard H. Puckett


                                                              Director                          _________, 1999
-------------------------------
William K. Ray


                                                              Director                          _________, 1999
-------------------------------
Charles W. Renfrow


/s/ HARRY M. WALKER                                           Director                        FEBRUARY 18, 1999
-------------------------------
Harry M. Walker

          SIGNATURE                                                   TITLE                           DATE
          ---------                                                   -----                           ----

/s/ LEROY G. WALKER, JR.                                      Director                        FEBRUARY 18, 1999
-------------------------------
LeRoy G. Walker, Jr.


                                                              Director                          _________, 1999
-------------------------------
Paul H. Watson, Jr.


                                                              Director                          _________, 1999
-------------------------------
John C. Wheeless, Jr.


                                                              Director                          _________, 1999
-------------------------------
Kenneth W. Williams


/s/ ALLEN WOOD                                                Director                        FEBRUARY 18, 1999
-------------------------------
Allen Wood

                               INDEX TO EXHIBITS

    EXHIBIT
      NO.                                          DESCRIPTION
      ---                                          -----------

       2.        Merger Agreement and Escrow Agreement                                            **

       3.        Articles of Incorporation of
                 Trustmark Corporation                                                            *

       3.1       Bylaws of Trustmark Corporation                                                  *

       5.        Proposed Opinion of Brunini,
                 Grantham, Grower, & Hewes, PLLC                                                  Exhibit 5

       8.        Proposed Tax Opinion of Brunini,
                 Grantham, Grower, & Hewes, PLLC                                                  Exhibit 8

      10.        Material Contracts                                                               *

      13.        Annual Report to Security Holders                                                *

      13.1       Quarterly Report to Security Holders                                             *

      21.        Subsidiaries of Registrant                                                       *

      23.1       Consent of Arthur Andersen LLP                                                   Exhibit 23.1

      23.2       Consent of KPMG Peat Marwick LLP                                                 Exhibit 23.2

      23.3       Consent of Brunini, Grantham,
                 Grower, & Hewes, PLLC                                                            Exhibit 23.3

       27        Financial Data Schedule                                                          *

       99        Form of Letter to Shareholders, Notice of Special                                Exhibit 99
                 Meeting and Proxy to be used
                 in connection with the Bottrell Special Meeting


(*)      Included in documents incorporated by reference

(**)     Shown as Annex A